CREDIT AGREEMENT
Dated as of July 2, 2014
among
PHILLIPS EDISON - ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.
as the Borrower,
PHILLIPS EDISON - ARC GROCERY CENTER REIT II INC.
as the Parent Entity

CERTAIN SUBSIDIARIES OF THE PARENT ENTITY,
as the Guarantors,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and L/C Issuer,
JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

BANK OF AMERICA, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
MUFG UNION BANK, N.A.

as Co-Documentation Agents

and
THE OTHER LENDERS PARTY HERETO
KEYBANC CAPITAL MARKETS
and
J.P. MORGAN SECURITIES LLC
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS
                                         Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms. 1

1.02	Other Interpretive Provisions. 34

1.03	Accounting Terms. 34

1.04	Rounding. 35

1.05	Times of Day; Rates 35

1.06	Letter of Credit Amounts. 35

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	36

2.01	Commitments. 36

2.02	Borrowings, Conversions and Continuations of Loans. 36

2.03	Letters of Credit. 37

2.04	Swing Line Loans. 46

2.05	Prepayments. 48

2.06	Termination or Reduction of Aggregate Revolving Commitments. 50

2.07	Repayment of Loans. 51

2.08	Interest. 51

2.09	Fees. 52

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. 52

2.11	Evidence of Debt. 53

2.12	Payments Generally; Administrative Agent’s Clawback. 53

2.13	Sharing of Payments by Lenders. 55

2.14	Cash Collateral. 56

2.15	Defaulting Lenders. 57

2.16	Increase in Commitments. 59

2.17	Extension of Maturity Date. 60

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	61

3.01	Taxes. 61

3.02	Illegality. 65

3.03	Inability to Determine Rates. 66

3.04	Increased Costs. 67

3.05	Compensation for Losses. 68

3.06	Mitigation Obligations; Replacement of Lenders. 69

3.07	Survival. 69

ARTICLE IV GUARANTY	69

4.01	The Guaranty. 69

4.02	Obligations Unconditional. 70

4.03	Reinstatement. 71

4.04	Certain Additional Waivers. 71

4.05	Remedies. 71

4.06	Rights of Contribution. 71

4.07	Guarantee of Payment; Continuing Guarantee. 71

4.08	Keepwell. 72

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	72

5.01	Conditions of Initial Credit Extension. 72

5.02	Conditions to all Credit Extensions. 74

ARTICLE VI REPRESENTATIONS AND WARRANTIES	75

6.01	Existence, Qualification and Power. 75

6.02	Authorization; No Contravention. 75

6.03	Governmental Authorization; Other Consents. 75

6.04	Binding Effect. 76

6.05	Financial Statements; No Material Adverse Effect. 76

6.06	Litigation. 76

6.07	[Reserved]. 76

6.08	Ownership of Property; Liens. 76

6.09	Environmental Compliance. 77

6.10	Insurance. 77

6.11	Taxes. 77

6.12	ERISA Compliance. 77

6.13	Collateral Documents. 78

6.14	Margin Regulations; Investment Company Act. 78

6.15	Disclosure. 78

6.16	Compliance with Laws. 79

6.17	Intellectual Property; Licenses, Etc. 79

6.18	Solvency. 79

6.19	OFAC; FCPA. 79

6.20	REIT Status. 79

6.21	Anti-Money Laundering Laws. 80

ARTICLE VII AFFIRMATIVE COVENANTS	80

7.01	Financial Statements. 80

7.02	Certificates; Other Information. 81

7.03	Notices. 82

7.04	Payment of Obligations. 82

7.05	Preservation of Existence, Etc. and REIT Status. 83

7.06	Maintenance of Properties. 83

7.07	Maintenance of Insurance. 83

7.08	Compliance with Laws. 83

7.09	Books and Records. 83

7.10	Inspection Rights. 84

7.11	Use of Proceeds. 84

7.12	ERISA Compliance. 84

7.13	Addition of Borrowing Base Properties. 84

7.14	Removal of Borrowing Base Properties. 85

7.15	Borrowing Base Properties. 86

ARTICLE VIII NEGATIVE COVENANTS	86

8.01	Liens. 86

8.02	Investments. 86

8.03	Indebtedness. 87

8.04	Fundamental Changes. 88

8.05	Dispositions. 88

8.06	Restricted Payments. 88

8.07	Change in Nature of Business. 89

8.08	Transactions with Affiliates. 89

8.09	Burdensome Agreements. 89

8.10	Use of Proceeds. 89

8.11	Financial Covenants. 89

8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity. 91

8.13	Sanctions. 91

ARTICLE IX	91

EVENTS OF DEFAULT AND REMEDIES	91

9.01	Events of Default. 91

9.02	Remedies Upon Event of Default. 94

9.03	Application of Funds. 94

ARTICLE X ADMINISTRATIVE AGENT	95

10.01	Appointment and Authority. 95

10.02	Rights as a Lender. 95

10.03	Exculpatory Provisions. 96

10.04	Reliance by Administrative Agent. 96

10.05	Delegation of Duties. 97

10.06	Resignation of Administrative Agent. 97

10.07	Non-Reliance on Administrative Agent and Other Lenders. 98

10.08	No Other Duties; Etc. 99

10.09	Administrative Agent May File Proofs of Claim. 99

10.10	Collateral and Guaranty Matters. 99

10.11	Treasury Management Agreements and Swap Contracts. 100

ARTICLE XI MISCELLANEOUS	100

11.01	Amendments, Etc. 100

11.02	Notices and Other Communications; Facsimile Copies. 102

11.03	No Waiver; Cumulative Remedies; Enforcement. 104

11.04	Expenses; Indemnity; and Damage Waiver. 104

11.05	Payments Set Aside. 106

11.06	Successors and Assigns. 107

11.07	Treatment of Certain Information; Confidentiality. 111

11.08	Set-off. 111

11.09	Interest Rate Limitation. 112

11.10	Counterparts; Integration; Effectiveness. 112

11.11	Survival of Representations and Warranties. 112

11.12	Severability. 113

11.13	Replacement of Lenders. 113

11.14	Governing Law; Jurisdiction; Etc. 114

11.15	Waiver of Right to Trial by Jury. 115

11.16	Electronic Execution of Assignments and Certain Other Documents. 115

11.17	USA PATRIOT Act. 115

11.18	No Advisory or Fiduciary Relationship. 115

11.19	Release of Collateral. 116

SCHEDULES

2.01	Commitments and Applicable Percentages

6.08	Property

11.02	Certain Addresses for Notices
EXHIBITS

A	Form of Loan Notice

B	Form of Swing Line Loan Notice

C	Form of Revolving Note

D	Form of Swing Line Note

E	Form of Compliance Certificate

F	Form of Borrowing Base Compliance Certificate
G        Form of Joinder Agreement

H	Form of Assignment and Assumption

I	Forms of U.S. Tax Compliance Certificates

J	Form of Pledge Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of July 2, 2014 among PHILLIPS EDISON - ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (the “Borrower”), PHILLIPS EDISON - ARC GROCERY CENTER REIT II INC. (or its successors as permitted hereunder), the other Guarantors (defined herein), the Lenders (defined herein) and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower has requested that the Lenders provide a $200,000,000 credit facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Adjusted EBITDA” means (i) Consolidated EBITDA for the most recently ended period of four fiscal quarters minus (ii) the aggregate Annual Capital Expenditure Adjustment.
“Administrative Agent” means KeyBank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders as adjusted from time to time pursuant to this Agreement. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).
“Agreement” means this Credit Agreement.
“Annual Capital Expenditure Adjustment” means, for any retail Property, an amount equal to the product of (a) $0.15 multiplied by (b) the aggregate net rentable area (determined on a square feet basis) of all such Properties.
“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means:
(a)Prior to the occurrence of the Security Interests Release Date, and subject to clauses (b) and (c) below, the applicable rate per annum set forth in the table below opposite the Leverage Ratio, as determined as of the last day of the immediately preceding fiscal quarter.

Pricing Tier	Leverage Ratio	Letter of Credit Fee	Eurodollar Rate/Daily LIBOR Rate Loans	Base Rate Loans

1	≤ 50%	1.80%	1.80%	0.80%
2	> 50% - ≤ 55%	2.10%	2.10%	1.10%
3	> 55% - ≤ 60%	2.40%	2.40%	1.40%
4	> 60%	2.60%	2.60%	1.60%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 7.02(a), then, upon the request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending June 30, 2014 shall be determined based upon Pricing Tier 1. Notwithstanding anything to the contrary contained in this clause (a), the determination of the Applicable Rate under this clause (a) for any period shall be subject to the provisions of Section 2.10(b).
(b)After the occurrence of the Security Interests Release Date, and subject to clause (a) above and (c) below, the applicable rate per annum set forth in the table below opposite the Leverage Ratio, as determined as of the last day of the immediately preceding fiscal quarter.

Pricing Tier	Leverage Ratio	Letter of Credit Fee	Eurodollar Rate/Daily LIBOR Rate Loans	Base Rate Loans

1	≤ 40%	1.30%	1.30%	0.30%
2	> 40% - ≤ 45%	1.40%	1.40%	0.40%
3	> 45% - ≤ 50%	1.55%	1.55%	0.55%
4	> 50% - ≤ 55%	1.70%	1.70%	0.70%
5	> 55% - ≤ 60%	1.90%	1.90%	0.90%
6	> 60%	2.10%	2.10%	1.10%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 7.02(a), then, upon the request of the Required Lenders, Pricing Tier 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate. Notwithstanding anything to the contrary contained in this clause (a), the determination of the Applicable Rate under this clause (a) for any period shall be subject to the provisions of Section 2.10(b).

(c)If the Parent Entity obtains an Investment Grade Rating from S&P, Moody’s or Fitch, the Borrower may, upon written notice to the Administrative Agent, make an irrevocable one time written election to exclusively use the below table based on the Debt Rating of the Parent Entity (setting forth the date for such election to be effective), and thereafter the Applicable Rate shall be determined based on the applicable rate per annum set forth in the below table notwithstanding any failure of the Parent Entity to maintain an Investment Grade Rating or any failure of Parent Entity to maintain a Debt Rating.

Pricing Level	Debt Rating of Entity	Applicable Rate for Eurodollar Rate Loans, LIBOR Daily Floating Rate Loans and Letters of Credit	Applicable Rate for Base Rate Loans (including Swing Line Loans)	Facility Fee
1	> A-/ A-/A3	0.925%	0.00%	0.125%
2	BBB+ / BBB+ Baa1	1.00%	0.00%	0.15%
3	BBB / BBB / Baa2	1.10%	0.10%	0.20%
4	BBB- / BBB- / Baa3	1.25%	0.25%	0.25%
5	< BBB- / BBB- / Baa3 or unrated	1.70%	0.70%	0.35%
Each change in the Applicable Rate resulting from a change in the Debt Rating of the Parent Entity shall be effective for the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the above, after making the one time election described herein, (i) if at any time there are two ratings and there is a split in such Debt Ratings of the Parent Entity, and the Debt Ratings differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (ii) if there are two ratings and there is a split in Debt Ratings of the Parent Entity of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (iii) if the Parent Entity has only one Debt Rating, such Debt Rating shall apply; provided, that, if the only Debt Rating is from Fitch, then Pricing Level 5 shall apply; (iv) if there are three ratings, but two ratings are at the same level, then the Pricing Level for those two Debt Ratings shall apply; (v) if there are three ratings and each rating is at a different level, the Pricing Level for the middle Debt Rating shall apply; and (vi) if S&P, Moody’s and Fitch discontinue their ratings of the REIT industry generally or the Parent Entity specifically (so long as the reason for such discontinuance is not the Parent Entity’s non-payment for the services of S&P, Moody’s and Fitch), (A) for the period from such discontinuance until the earlier of (x) ninety days after such discontinuance and (y) the date the Parent Entity receives a rating from another substitute rating agency reasonably acceptable to the Administrative Agent, the Pricing Level in effect immediately prior to such discontinuance shall apply, (B) if no such substitute rating agency reasonably acceptable to the Administrative Agent has been identified and accepted by the Administrative Agent within 90 days of such discontinuance, Pricing Level 5 under this subsection (b) shall apply and (C) if the Parent Entity receives a substitute rating from a rating agency reasonably acceptable to the Administrative Agent, the above pricing grid will be adjusted upon the receipt of such new rating from such new rating agency in a manner that the Pricing Levels based on such new rating most closely correspond to the above ratings levels.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means KeyBanc Capital Markets and J.P. Morgan Securities LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
“Balance Sheet Cash” means all unrestricted cash and Cash Equivalents set forth on the balance sheet of the Consolidated Group, as determined in accordance with GAAP.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Borrowing Base” means the Secured Borrowing Base or the Unsecured Borrowing Base, as applicable.
“Borrowing Base Asset Value” means, at any time, (a) an amount equal to (i) Borrowing Base NOI from all Borrowing Base Properties (other than Non-Stabilized Properties) that have been owned by a Loan Party for four full fiscal quarter periods or longer (which amount for each individual Borrowing Base Property as well as the aggregate amount for all Borrowing Base Properties shall not be less than zero) divided by (ii) the Capitalization Rate, plus (b) the aggregate acquisition cost of all Borrowing Base Properties that have been owned by the Loan Parties for less than four full fiscal quarters, plus (c) the undepreciated book value of Borrowing Base Properties that are Non-Stabilized Properties.
“Borrowing Base Compliance Certificate” means a certificate substantially in the form of Exhibit F.
“Borrowing Base NOI” means (a) for each Borrowing Base Property that has been owned for four full fiscal quarters or longer, the Net Operating Income from such Borrowing Base Property for the most recently ended four fiscal quarters minus the Annual Capital Expenditure Adjustment with respect to such Borrowing Base Property, (b) for each Borrowing Base Property that has been owned for at least one full fiscal quarter but less than four full fiscal quarters, the Net Operating Income from such Borrowing Base Property for the most recently ended fiscal quarter multiplied by four minus the Annual Capital Expenditure Adjustment with respect to such Borrowing Base Property, and (c) for each Borrowing Base Property that has been owned for less than one full fiscal quarter, the Underwritten Net Operating Income from such Borrowing Base Property minus the Annual Capital Expenditure Adjustment with respect to such Borrowing Base Property; provided, that (x) the Net Operating Income of a real property asset that is sold by a Person within the fiscal quarter will be excluded in calculating Borrowing Base NOI and (y) income from Major Tenants in bankruptcy will be excluded from the calculation but only to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings. For purposes of calculating the aggregate Borrowing Base NOI for each relevant four fiscal quarter period after (x) there are a minimum of fifteen (15) properties in the Borrowing Base, (y) a Borrowing Base Asset Value in excess of $225,000,000 and (z) the Total Asset Value exceeds $350,000,000, (i)(A) if any single Borrowing Base Property accounts for greater than 15% of the aggregate Borrowing Base NOI, the amount of Net Operating Income that exceeds such limit shall be deducted from the aggregate Borrowing Base NOI; (B) if Borrowing Base Properties located in any one metropolitan statistical area account for more than 25% of the aggregate Borrowing Base NOI , the amount of Net Operating Income that exceeds such limit shall be deducted from the aggregate Borrowing Base NOI, (C) if single tenant Borrowing Base Properties with tenants that do not have an investment grade credit rating from either S&P or Moody’s (BBB- or Baa3, respectively) account for more than 15% of the aggregate Borrowing Base NOI, the amount of Net Operating Income that exceeds such limit shall be deducted from the aggregate Borrowing Base NOI and (D) if Borrowing Base Properties that are subject to Ground Leases account for more than 5% of the aggregate Borrowing Base NOI, the amount of Net Operating Income that exceeds such limit shall be deducted from the aggregate Borrowing Base NOI; and (ii) if base rate rental revenue from a single tenant exceeds 15% of the aggregate base rental revenue for all Borrowing Base Properties (with an exception for Publix and Kroger, each of which may consist of up to 25% of the aggregate base rental revenues for all Borrowing Base Properties), the amount of base rate rental revenue that exceeds such limit shall be deducted from the aggregate Borrowing Base NOI.
“Borrowing Base Property” means a property that is designated as such by the Borrower in accordance with the terms of the Loan Documents and is an Eligible Property.
“Borrowing Base Termination Event” means the occurrence of either of the following: (a) the Parent Entity obtains an Investment Grade Rating or (b) so long as no Default or Event of Default has occurred and is continuing, (i) the Total Asset Value exceeds $1.5 billion and (ii) the aggregate occupancy of all Unencumbered Properties is greater than or equal to 80%.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capitalization Rate” means seven and one-quarter percent (7.25%).
“Capitalized Lease Obligation” means the monetary obligation of a Person under any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Key Principals, their respective immediate family members, Affiliates, or trusts or entities for the benefit of, or directly or indirectly controlled by, the Key Principals or their respective immediate family members and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% of the Equity Interests of the Parent Entity entitled to vote for members of the board of directors or equivalent governing body of the Parent Entity on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Entity ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (including, without limitation, each replacement for any such members resulting from (1) the death or incapacity of any such member and/or (2) the resignation or removal of any such member or any such member’s refusal to stand or failure to be nominated for re-election to the board or other equivalent governing body);
(c)the Parent Entity (i) ceases to own, directly or indirectly, a majority of the Voting Stock and economic and beneficial interests of the Borrower, or (ii) ceases to be the sole owner of the General Partner; or
(d)the General Partner ceases to be the sole general partner of the Borrower.

“Closing Date” means the date of this Agreement.
“Closing Date Material Adverse Effect” means any event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Consolidated Group, taken as a whole, (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under any Loan Document, and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or a Guarantor of any Loan Document to which it is a party.
“Collateral” means a collective reference to the Equity Interests in each Subsidiary Guarantor with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
“Collateral Documents” means a collective reference to the Pledge Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.13.
“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended or otherwise modified, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for the Consolidated Group, without duplication, the sum of (a) Net Income of the Consolidated Group, in each case, excluding (i) any non‑recurring, extraordinary and unusual gains and losses for such period (including, without limitation, prepayment penalties and costs or fees incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed), (ii) any income or gain and any loss in each case resulting from early extinguishment of indebtedness and (iii) any net income or gain or any loss resulting from a swap or other derivative contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense, (ii) income taxes, (iii) depreciation and amortization, (iv) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP and (v) the Unused Fee, plus (c) the Consolidated Group Pro Rata Share of the above attributable to interests in Unconsolidated Affiliates. Notwithstanding the foregoing, corporate general and administrative expenses during the first twelve months following the last day of the first full fiscal quarter to occur after the Closing Date (or such earlier date of the Borrower’s election to use actual general and administrative expenses), will be adjusted to 8% of total property revenues.
“Consolidated Group” means the Loan Parties and their consolidated subsidiaries, as determined in accordance with GAAP.
“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate determined by calculating the greater of (a) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Unconsolidated Affiliate held by the Consolidated Group in the aggregate and (b) the percentage of the total book value of such Unconsolidated Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Unconsolidated Affiliate, after repayment in full of all Indebtedness of such Unconsolidated Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Unconsolidated Affiliate and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage in excess of that calculated pursuant to clauses (a) and (b) above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.
“Construction in Progress” means, as of any date, any Property then under development; provided that a Property shall no longer be included in Construction in Progress and shall be deemed to be a stabilized project upon the earlier of (a) the date on which the first rental payment for such Property is received and (b) the last day of the fiscal quarter in which the annualized Net Operating Income attributable to such Property divided by the Capitalization Rate exceeds the undepreciated book value of such Property.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of a Person’s non‑credit‑enhanced, senior unsecured long‑term debt. The Debt Rating in effect at any date is the Debt Rating that is in effect at the close of business on such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dividend Payout Ratio” means, for any four fiscal quarter period, the ratio of (a) an amount equal to (i) one hundred percent (100%) of all dividends or other distributions paid, direct or indirect, on account of any Equity Interests of the Parent Entity (except dividends or distributions payable solely in shares of that class of Equity Interest to the holders of that class) during such four fiscal quarter period, less (ii) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, to (b) Funds From Operations of the Consolidated Group for such four fiscal quarter period.
“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any shares of any Equity Interests of the Parent Entity which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional Equity Interests in the Consolidated Group.
“Dollar” and “$” mean lawful money of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Eligible Property” means a property that: (a) is one hundred percent (100%) fee owned by the Borrower or a Subsidiary Guarantor or subject to an acceptable Ground Lease; provided, that, if, after giving effect to such Ground Lease, the Net Operating Income for all Properties subject to a Ground Lease exceeds twenty percent (20%) of the aggregate Net Operating Income for all Borrowing Base Properties, such Ground Lease must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); (b) is located in the United States; (c) is not subject to any Liens other than Permitted Liens or any Negative Pledges and the owner thereof has (i) not granted a Negative Pledge to any other creditor that would affect the Lenders’ ability to take a Lien on such property and (ii) not agreed to guarantee or otherwise become liable for any Indebtedness of another party; (d) if such property is a single tenant property, it is one hundred percent (100%) occupied, (e) is a shopping center retail property or such other type of property consented to by the Lenders; (f) is not subject to any material environmental, title or structural problems; (g) is not subject to any leases that are in payment or bankruptcy default, after giving effect to any notice or cure periods set forth therein; provided that, in the case of multi-tenant properties, the qualification in this clause (g) shall be limited to leases of anchor tenants in payment or bankruptcy default; (h) is insured in accordance with the requirements of Section 7.07; and (i) is an Investment permitted under Section 8.02.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or (to the extent any such liability is recourse to a Loan Party) any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law with respect to any Project, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials on any Project, (c) exposure of any Project to any Hazardous Materials, (d) the release of any Hazardous Materials originating from any Project into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” means:
(d)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(e)for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that date;
provided, that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.
“Facility Fee” means, for each day during the Availability Period in which the Borrower has exercised its rights under clause (c) of the definition of Applicable Rate, an amount equal to (a) the Aggregate Revolving Commitments for such day (regardless of usage), multiplied by (b) a per annum percentage for such day (as determined for a three hundred sixty (360) day year) equal to the applicable percentage set forth for Facility Fees in the table set forth in clause (c) of the definition of Applicable Rate.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into pursuant thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means the KeyBank Fee Letter and the Joint Fee Letter.
“FFO Percentage” means, (a) for the period commencing on the date that is eight (8) full fiscal quarters after the Closing Date, 125%, (b) for the two (2) fiscal quarter period thereafter, 110% and (c) for all dates thereafter, 95%.
“Fitch” means Fitch Ratings, and any successor thereto.
“Fixed Charge Coverage Ratio” means, for any four fiscal quarter period, the ratio of (a) Adjusted EBITDA for such four fiscal quarter period to (b) Fixed Charges for such four fiscal quarter period.
“Fixed Charges” means, for the Consolidated Group, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments, exclusive of balloon payments, plus (c) dividends and distributions on preferred stock, if any, plus the Consolidated Group Pro Rata Share of the above attributable to interests in Unconsolidated Affiliates, all for the most recently ended period of four fiscal quarters.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds from Operations” means, with respect to any Person for any period, an amount equal to (a) the Net Income of such Person for such period, computed in accordance with GAAP, excluding gains and losses from sales of depreciated property other than out lot sales, non-cash impairment charges, and other non-cash charges, and gains from Swap Contracts, plus (b) depreciation and amortization and non-cash amortization of transaction expenses arising from the creation of new investment funds, and after adjustments for unconsolidated partnerships and joint ventures; provided, that (x) adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis, (y) Funds from Operations shall be reported in accordance with the NAREIT policies unless otherwise agreed to above in this definition and (z) acquisition costs incurred by the Borrower in connection with the acquisition of real property assets shall be excluded from the calculation of Funds from Operations.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“General Partner” means PE-ARC Grocery Center OP GP II, LLC, a Delaware limited liability company, or any successor general partner of the Borrower approved by the Administrative Agent in accordance with this Agreement.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of 40 years or more from the date such lease is entered into, or, in the case of a shorter term, the leasehold interest of the Borrower or applicable Subsidiary Guarantor therein reverts to a fee interest of the Borrower or such Subsidiary Guarantor at the end of such term; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; and (c) reasonable transferability of the lessee’s interest under such lease, including ability to sublease.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) the Parent Entity, (b) each of the Subsidiary Guarantors, (c) any Subsidiary that is required to be a Guarantor pursuant to Section 8.03(e), (d) with respect to (i) Obligations under any Swap Contract between any Loan Party and a Lender or Affiliate of a Lender, (ii) Obligations under any Treasury Management Agreement between any Loan Party and a Lender or Affiliate of a Lender, (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower and (e) the successors and permitted assigns of the foregoing.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Honor Date” has the meaning set forth in Section 2.03(c).
“Impacted Loans” has the meaning specified in Section 3.03.
“Indebtedness” For the Consolidated Group, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments.
(b)    all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations.
(c)    net obligations under any Swap Contract.
(d)    all obligations to pay the deferred purchase price of property or services.
(e)    Capitalized Lease Obligations and Synthetic Lease Obligations.
(f)    all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends.
(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse.
(h)    all Guarantees in respect of any of the foregoing.
For all purposes hereof, Indebtedness shall include the Consolidated Group Pro Rata Share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates. The amount of any net obligation under any swap contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Expense” means, without duplication, total interest expense of the Consolidated Group determined in accordance with GAAP; provided that (i) amortization of deferred financing costs shall be excluded, to the extent included in accordance with GAAP and (ii) for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group Pro Rata Share in Unconsolidated Affiliates shall be included.
“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan) or LIBOR Daily Floating Rate Loan, the first Business Day of each calendar month and the Maturity Date.
“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:
(f)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(g)any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(h)no Interest Period with respect to any Revolving Loan shall extend beyond the Maturity Date.
“Interim Financial Statements” means the unaudited consolidated financial statements of the Consolidated Group for the fiscal quarter ended March 31, 2014, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Internal Revenue Service” means the United States Internal Revenue Service.
“Investment” means any investment made in cash or by delivery of property by any Person (a) in any Person, whether by (i) acquisition of assets, shares of Equity Interests, bonds, notes, mortgage instruments (including deeds of trust, deeds to secure debt and mortgages), debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (ii) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, or (b) in any property. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a senior unsecured debt rating of the Parent Entity of BBB- or better from Standard & Poor’s or Fitch or Baa3 or better from Moody’s.

“IP Rights” has the meaning specified in Section 6.17.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a Subsidiary in accordance with the provisions of Section 7.13.
“Joint Fee Letter” means the letter agreement, dated as of May 12, 2014 among the Borrower, KeyBank National Association, KeyBanc Capital Markets, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.
“KeyBank” means KeyBank National Association and its successors.
“KeyBank Fee Letter” means the letter agreement, dated as of May 12, 2014, among the Borrower and KeyBank.
“Key Principals” means each of Jeffrey S. Edison, Michael C. Phillips and Devin I. Murphy.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means KeyBank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to ten percent (10%) of the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Leverage Ratio” means, with respect to the Consolidated Group as of any date of calculation, (a) Total Indebtedness as of such date divided by (b) Total Asset Value.
“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.
“LIBOR Daily Floating Rate” means the rate per annum equal to (i)  LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the LIBOR Daily Floating Rate Loan being made or maintained and with a term equal to one (1) month would be offered by KeyBank’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“LIBOR Daily Floating Rate Loan” means a Loan that bears interest based on the LIBOR Daily Floating Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including (i) any conditional sale or other title retention agreement, (ii) any easement, right of way or other encumbrance on title to real property that materially affects the value of such real property, and (iii) any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or Swing Line Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement and the Fee Letters.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Loan Party” means the Borrower or any Guarantor and “Loan Parties” means, collectively, the Borrower and the Guarantors.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Tenant” means a tenant of a Loan Party under a lease of Property which entitles it to occupy 15,000 square feet or more of the net rentable area of such Property.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Acquisition” means (a) when the Consolidated Group has a Total Asset Value of less than $1,000,000,000, a simultaneous acquisition of assets with a purchase price of 10% or more of Total Asset Value and (b) at any time after the Consolidated Group obtains a Total Asset Value of $1,000,000,000 or more, a simultaneous acquisition of assets with a purchase price of 5% or more of Total Asset Value.
“Material Adverse Effect” means any event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have (a) a material adverse change in, or a material adverse effect on, the business, properties, liabilities or financial condition of the Consolidated Group, taken as a whole, (B) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under any Loan Document, or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or a Guarantor of any Loan Document to which it is a party.
“Maturity Date” means July 2, 2018, as such date may be adjusted from time to time in accordance with Section 2.17; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Receivables” means any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages.
“Mortgageability Amount” means the product of (a) (i) prior to the occurrence of the Security Interests Release Date, the Total Revolving Outstandings as of the date of such calculation or (ii) after the occurrence of the Security Interests Release Date, Unsecured Indebtedness as of the date of such calculation, in each case, multiplied by (b) a debt constant based on a thirty (30) year, mortgage-style principal amortization at an interest rate equal to the greatest of (i) the 10 year Treasury Bill yield plus 250 basis points, (ii) 6.50% and (iii) the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that date plus the Applicable Rate for Eurodollar Rate Loans as of the last day of the most recent calendar quarter.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Negative Pledge” shall mean with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any

Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Income” means the net income (or loss) of the Consolidated Group for the subject period; provided, however that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary of the Parent Entity during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Parent Entity’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, (c) any income (or loss) from an Unconsolidated Affiliate of the Parent Entity in an amount equal to the aggregate amount of cash actually distributed by such Unconsolidated Affiliate during such period to the Parent Entity or a Subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of the Parent Entity, such Subsidiary is not precluded from further distributing such amount to the Parent Entity as described in clause (b) of this proviso), and (d) any rental income received from leases to Major Tenants in any bankruptcy proceedings, to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings during the subject period.
“Net Operating Income” means for any Property and for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Property during such period from tenants paying rent (exclusive of any rental income from any leases to Major Tenants in any bankruptcy proceedings, to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings during the subject period), minus (b) the sum of all expenses and other charges incurred in connection with the operation of such Property during such period (including accruals for real estate taxes and insurance and Property Management Fees (as defined below), but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP. As used herein, “Property Management Fees”, means, with respect to each Property for any period, an assumed amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Property.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means Indebtedness of any member of the Consolidated Group in which the liability of the applicable obligor is limited to such obligor’s interest in specified assets securing such Indebtedness, subject to customary nonrecourse carve-outs, including, without limitation, exclusions for claims that are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct to the extent no claim of liability has been made pursuant to any such carve-outs.
“Non-Stabilized Property” means, for any Property, (a) a Property designated in writing by the Borrower as a Non-Stabilized Property which has not previously been designated as such and (b) the occupancy rate for such designated Property is below 80% at the time of such designation; provided, that, once designated as a Non-Stabilized Property, such Property shall cease to be a Non-Stabilized Property upon the earlier of (i) Borrower’s request or (ii) eight fiscal quarters following the designation of such Property as a Non-Stabilized Property.
“Note” or “Notes” means the Revolving Notes and/or the Swing Line Note, individually or collectively, as appropriate.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract and any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender; provided that the “Obligations” shall exclude any Excluded Swap Obligations.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Parent Entity” means Phillips Edison - ARC Grocery Center REIT II Inc., a Maryland corporation, or such other entity following any reorganization permitted by Section 8.04.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patriot Act” has the meaning set forth in Section 11.17.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Liens” means the following:
(i)Liens pursuant to any Loan Document;
(j)Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(k)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(l)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(m)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(n)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto for its current use or materially interfere with the use thereof by the Loan Parties;
(o)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
(h)    leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;
(i)    any interest of title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Agreement;
(j)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(k)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(l)    Liens of sellers of goods to a Loan Party and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and
(m)    Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.14(a).
“Permitted Reorganization” means any or all of the following: (a) the corporate reorganization of the Consolidated Group and any related mergers with respect thereto, (b) the internalization (in whole or in part, whether by merger, purchase, contribution or assumption of assets and/or liabilities or other similar transaction) of the existing external manager of the Parent Entity and the Borrower, (c) the initial public offering of the Parent Entity and/or the listing of the Parent Entity on a recognized US stock exchange, and (d) the issuance of additional Equity Interests of the Borrower and/or the conversion of Equity Interests of the Borrower into Equity Interests of the Parent Entity; provided that after giving effect to any Permitted Reorganization (i) the Parent Entity shall remain a Guarantor, (ii) (A) the Parent Entity shall continue to own, directly or indirectly, a majority of the Voting Stock and economic and beneficial interests of the Borrower and (B) the Borrower shall continue to directly or indirectly own 100% of the Voting Stock and economic and beneficial interests of each Subsidiary Guarantor, (iii) Phillips Edison-ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership, shall remain as the Borrower, and (iv) the Borrower shall deliver to the Administrative Agent, (x) a written certificate reasonably satisfactory to the Administrative Agent showing, in reasonable detail, that the Consolidated Group will be in pro forma compliance with the financial covenants in Section 8.11 after giving effect to any Permitted Reorganization, (y) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (z) a completed Borrowing Base Compliance Certificate showing, in reasonable detail, that the Borrower will be in compliance with the Borrowing Base after giving effect to any Permitted Reorganization.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.02.
“Pledge Agreement” means the Pledge Agreement, in the form of Exhibit J, dated as of the Closing Date, executed in favor of the Administrative Agent (for the benefit of the Secured Parties) by the Loan Parties thereto, as amended, modified, restated or supplemented from time to time.
“Property” means any real estate asset directly owned by any member of the Consolidated Group, any of its Subsidiaries or any Unconsolidated Affiliate.
“Public Lender” has the meaning specified in Section 7.02.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender or the L/C Issuer.

“Recourse Debt” means any Indebtedness (other than Non-Recourse Debt) of any member of the Consolidated Group for which such Person has personal liability.
“Register” has the meaning specified in Section 11.06(c).
“REIT” means a “real estate investment trust” under Sections 856-860 of the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Responsible Officer” means the chief executive officer, president (including co-president) vice-president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.13(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Note” has the meaning specified in Section 2.11(a).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Borrowing Base Property (a) which such Person has sold or transferred (or is to sell or transfer) to another Person which is not a Loan Party or (b) which such Person intends to use for substantially the same purpose as any other Borrowing Base Property which has been sold or transferred (or is to be sold or transferred) by such Person to another Person which is not a Loan Party in connection with such lease..
“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC) the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Borrowing Base” means, prior to the occurrence of the Security Interests Release Date, the Borrower’s compliance with the following, in each case determined on a rolling four quarter basis and tested as of the last day of the most recently ended fiscal quarter:
(a)    the ratio of (i) the Total Revolving Outstandings as of such date to (ii) Borrowing Base Asset Value, for the most recent four fiscal quarter period shall not exceed 65%; and
(b)    the ratio of (i) Borrowing Base NOI, for the most recent four fiscal quarter period, to (ii) the Mortgageability Amount shall not be less than 1.35 to 1.00 increasing to 1.50 to 1.00 on the earlier of (x) the date that is nine months following the last day of the first full fiscal quarter to occur after the Closing Date or (y) when the Secured Borrowing Base consists of at least five (5) properties with an aggregate Borrowing Base Asset Value of at least $150,000,000.
“Secured Indebtedness” means, for any Person, Indebtedness of such Person that is secured by a Lien; provided that direct Indebtedness (as opposed to a Guarantee) that is secured solely by Equity Interests shall not be deemed to be Secured Indebtedness for the purposes of this Agreement.
“Secured Leverage Ratio” means, with respect to the Consolidated Group as of any date of calculation, (a) Total Secured Indebtedness as of such date divided by (b) Total Asset Value.
“Secured Parties” means a collective reference to each holder of the Obligations.
“Security Interests Release Date” means the occurrence of (a) a Security Interests Termination Event, and (b) the release of the Collateral upon the request of the Borrower pursuant to Section 11.19.
“Security Interests Termination Event” means the occurrence of the following, so long as no Default or Event of Default has occurred and is continuing: (a) the Parent Entity has raised in excess of $200 million of gross equity; and (b) the Total Asset Value exceeds $400 million.
“Shareholders’ Equity” means an amount equal to shareholders’ equity or net worth of the Consolidated Group, as determined in accordance with GAAP.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” has the meaning set forth in Section 4.08.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Entity.

“Subsidiary Guarantors” means each Wholly Owned Subsidiary that, directly or indirectly, owns all or any portion of a Borrowing Base Property; provided, however, upon (a) removal of such Property from the pool of Borrowing Base Properties in accordance with Section 7.14 or (b) a Borrowing Base Termination Event, such Subsidiary shall, to the extent provided herein, cease to be a Subsidiary Guarantor.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, after taking into account the effect of any legally enforceable netting agreement relating to any Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any affiliate of a Lender).
“Swing Line Lender” means KeyBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Note” has the meaning specified in Section 2.11(a).
“Swing Line Sublimit” means an amount equal to ten percent (10%) of the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tangible Net Worth” means, for the Consolidated Group as of any date of determination, (a) total equity determined in accordance with GAAP, minus (b) all intangible assets determined in accordance with GAAP plus (c) all depreciation determined in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.
“Total Asset Value” means, without duplication, the sum of the following: (a) an amount equal to (i) Net Operating Income for the most recently ended four fiscal quarters from all Properties (other than Non-Stabilized Properties) owned by the Consolidated Group for four full fiscal quarters or longer (which amount for each individual Property as well as the aggregate amount for all Properties shall not be less than zero) divided by (ii) the Capitalization Rate, plus (b) the aggregate acquisition cost of all Properties acquired by the Consolidated Group during the then most recently ended four fiscal quarter period, plus (c) the undepreciated book value of Non-Stabilized Properties; provided that, if the Total Asset Value attributable to Non-Stabilized Properties accounts for more than 15% of Total Asset Value, the amount of undepreciated book value of such Non-Stabilized Properties that exceeds such limit shall be deducted from Total Asset Value, plus (d) subject to the limitations in Section 8.02, the aggregate undepreciated book value of all Unimproved Land, Mortgage Receivables and Construction in Progress owned by the Consolidated Group, plus (e) subject to the limitations in Section 8.02, the Consolidated Group Pro Rata Share of the foregoing items and components attributable to interests in Unconsolidated Affiliates, plus (f) Total Cash.
“Total Cash” means all cash and Cash Equivalents of the Consolidated Group, including, cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, and the Revolving Credit Exposure of such Lender at such time.
“Total Indebtedness” means (a) all Indebtedness of the Consolidated Group determined on a consolidated basis plus (b) the Consolidated Group Pro Rata Share of Indebtedness attributable to interests in Unconsolidated Affiliates.
“Total Recourse Indebtedness” means (a) all Recourse Indebtedness of the Consolidated Group determined on a consolidated basis plus (b) the Consolidated Group Pro Rata Share of Recourse Indebtedness attributable to interests in Unconsolidated Affiliates.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.
“Total Secured Indebtedness” means (a) all Secured Indebtedness of the Consolidated Group determined on a consolidated basis plus (b) the Consolidated Group Pro Rata Share of Secured Indebtedness attributable to interests in Unconsolidated Affiliates.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or a LIBOR Daily Floating Rate Loan.
“UAV Investment Limits” means the following limits:
(a)    Investments in Properties contributing to the calculation of undepreciated book value of Construction in Progress shall not, in the aggregate, at any time exceed an amount equal to ten percent (10.0%) of Unencumbered Asset Value (which for Construction in Progress held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Construction in Progress);
(b)    Investments in Properties contributing to the calculation of undepreciated book value of Unimproved Land shall not at any time exceed an amount equal to five percent (5.0%) of Unencumbered Asset Value (which for

Unimproved Land held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Unimproved Land); and
(c)    The undepreciated book value of Investments in Mortgage Receivables shall not, in the aggregate, at any time exceed an amount equal to ten percent (10.0%) of Unencumbered Asset Value (which for Mortgage Receivables held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Mortgage Receivables).
“Unconsolidated Affiliates” means an Affiliate of the Parent Entity whose financial statements are not required to be consolidated with the financial statements of the Parent Entity in accordance with GAAP.
“Underwritten Net Operating Income” means the first year’s Net Operating Income of the Consolidated Group used to underwrite the acquisition of a Borrowing Base Property.
“Undrawn Amount” means, for each day during the term hereof, an amount equal to (a) the Aggregate Revolving Commitments existing as of the end of such day, less (b) the aggregate Outstanding Amount of Revolving Loans and L/C Obligations (but specifically excluding Swing Line Loans (other than to the extent the risk participation in a Swing Line Loan has been funded in cash by a Lender)) as of the end of such day.
“Unencumbered Asset Value” means, without duplication, the sum of the following: (a) an amount equal to (i) Unencumbered NOI from all Unencumbered Properties (other than Non-Stabilized Properties) that have been owned by the Consolidated Group for four full fiscal quarter periods or longer (which amount for each individual Unencumbered Property as well as the aggregate amount for all Unencumbered Properties shall not be less than zero) divided by (ii) the Capitalization Rate, plus (b) the aggregate acquisition cost of all Unencumbered Properties that have been owned by the Consolidated Group for less than four full fiscal quarters, plus (c) the undepreciated book value of Unencumbered Properties that are Non-Stabilized Properties, plus (d) subject to applicable UAV Investment Limits, the aggregate undepreciated book value of all Unimproved Land, Mortgage Receivables and Construction in Progress owned by the Consolidated Group to the extent any such assets are not subject to a lien, plus (e) Balance Sheet Cash. Notwithstanding the foregoing, if (i) a Borrowing Base Termination Event has occurred but the Parent Entity does not have an Investment Grade Rating and (ii) the aggregate occupancy rate of all Unencumbered Properties is less than 80% at such time, then one or more Unencumbered Properties shall be removed by the Borrower from the calculation of Unencumbered Asset Value until the Unencumbered Properties used to calculate Unencumbered Asset Value do have an aggregate occupancy rate of 80% or greater at such time.
“Unencumbered NOI” means (a) for Unencumbered Properties that have been owned for four full fiscal quarters or longer, the Net Operating Income from such Unencumbered Property asset for the four fiscal quarter period minus the Annual Capital Expenditure Adjustment with respect to such Unencumbered Property, (b) for Unencumbered Properties that have been owned for at least one full fiscal quarter but less than four full fiscal quarters, the Net Operating Income from such Unencumbered Property for the most recently ended fiscal quarter, multiplied by four minus the Annual Capital Expenditure Adjustment with respect to such Unencumbered Property, (c) for Unencumbered Properties that have not been owned for at least one full fiscal quarter, the Underwritten Net Operating Income from such Unencumbered Properties minus the Annual Capital Expenditure Adjustment with respect to such Unencumbered Property; provided that (x) the Net Operating Income of a Property that is sold by a member of the Consolidated Group within the most recently ended fiscal quarter will be excluded in calculating Unencumbered NOI, (y) income from Major Tenants in bankruptcy will be excluded from the calculation to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings and (z) if the Net Operating Income related to Ground Leases in connection with Unencumbered Properties accounts for more than 5% of the aggregate Unencumbered NOI, the amount of Net Operating Income that exceeds such limit shall be deducted from the aggregate Unencumbered NOI.
“Unencumbered Properties” means a Property that: (a) is one hundred percent (100%) fee owned by a member of the Consolidated Group or subject to an acceptable Ground Lease; provided, that, if, after giving effect to such Ground Lease, the Net Operating Income for all Properties subject to a Ground Lease exceeds twenty percent (20%) of the aggregate Net Operating Income for all Borrowing Base Properties, such Ground Lease must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); (b) is located in the United

States; (c) is not subject to any Liens other than Permitted Liens or any Negative Pledges and the owner thereof has (i) not granted a Negative Pledge to any other creditor that would affect the Lenders’ ability to take a Lien on such property and (ii) not agreed to guarantee or otherwise become liable for any Indebtedness of another party; (d) if such Property is a single tenant Property, it is one hundred percent (100%) occupied, (e) is a shopping center retail property or such other type of property consented to by the Lenders; (f) is not subject to any material environmental, title or structural problems; (g) is not subject to any leases that are in payment or bankruptcy default, after giving effect to any notice or cure periods set forth therein; provided that, in the case of multi-tenant Properties, the qualification in this clause (g) shall be limited to leases of anchor tenants in payment or bankruptcy default; and (h) is insured in accordance with the requirements under the Loan Documents.
“Unimproved Land” means Properties which have not been developed for any type of commercial, industrial, residential or other income-generating use and are not, as of such date, under development.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unsecured Borrowing Base” means, after the occurrence of the Security Interests Release Date, the Borrower’s compliance with the following, in each case determined on a rolling four quarter basis and tested as of the last day of the most recently ended fiscal quarter:
(a)    the ratio of (i) Unsecured Indebtedness to (ii) Borrowing Base Asset Value, for the most recent four fiscal quarter period shall not exceed 60%, or, for a period of four consecutive fiscal quarters following the consummation of a Material Acquisition, shall not exceed 65%; and
(b)    the ratio of (i) Borrowing Base NOI, for the most recent four fiscal quarter period, to (ii) the Mortgageability Amount shall not be less than 1.50 to 1.00 or, for a period of four consecutive fiscal quarters following the consummation of a Material Acquisition, shall not be less than 1.45 to 1.00.
“Unsecured Indebtedness” means all Indebtedness which is not secured by a Lien, including, at all times, without duplication, the Total Revolving Outstandings; provided that direct Indebtedness (as opposed to a Guarantee) that is secured solely by a Lien on Equity Interests shall be deemed Unsecured Indebtedness for the purposes of this Agreement.
“Unused Fee” means, for each day during any Availability Period in which the Borrower has not exercised its rights under clause (c) of the definition of Applicable Rate, an amount equal to (a) the Undrawn Amount for such day, multiplied by (b) a per annum percentage for such day (as determined for a three hundred sixty (360) day year) equal to (i) for any day where the Undrawn Amount is equal to or greater than 50% of the Aggregate Revolving Commitments, 0.25% and (ii) for any day where the Undrawn Amount is less than 50% of the Aggregate Revolving Commitments, 0.15%.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Parent Entity; provided, that at any time after the Parent Entity, directly or indirectly, acquires all of the limited partner interests in PECO-ARC Institutional Joint Venture I, L.P., PECO-ARC Institutional Joint Venture

I, L.P. shall be deemed to be a “Wholly Owned Subsidiary” for the purposes of this definition so long as the Parent entity, directly or indirectly, owns 100% of its common Voting Stock.
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.
a.Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Consolidated Group or any Investment Affiliate at “fair value,” as defined therein and (ii) any change to lease accounting rules from those in effect pursuant to FASB ASC 840 and other related lease accounting guidance as in effect on the Closing Date.
b.Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
c.Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Consolidated Group or to the determination of any amount for the Consolidated Group on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent Entity is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.04    Rounding.
Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day; Rates
(a)    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
(b)    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any comparable or successor rate thereto.
1.06    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Commitments.
Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (a) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (b) at any time prior to a Borrowing Base Termination Event, the Borrower shall be in compliance with the Borrowing Base then in effect and (c) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Eurodollar Rate Loans or LIBOR Daily Floating Rate Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.
2.02    Borrowings, Conversions and Continuations of Loans.
(p)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of, conversion to or continuation of LIBOR Daily Floating Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if requesting a Borrowing, a certification that such Borrowing complies with Section 2.01. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(q)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.
(r)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.
(s)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in KeyBank’s prime rate used in determining the Base Rate promptly following the public announcement of such change. At any time that LIBOR Daily Floating Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in such rate promptly following any change in such published rate.
(t)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to all Loans.

2.03    Letters of Credit.

(u)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) prior to a Borrowing Base Termination Event, the Borrower shall be in compliance with the Borrowing Base then in effect, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)The L/C Issuer shall not issue any Letter of Credit if:
(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date, subject to clause (vii) below.
(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;
(D)such Letter of Credit is to be denominated in a currency other than Dollars; or
(E)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(vii)Notwithstanding the foregoing, the L/C Issuer, may in its sole discretion, issue one or more Letters of Credit hereunder, with expiry dates no later than twelve months after the Letter of Credit Expiration Date, based upon the Borrower’s agreement to provide Cash Collateral to such L/C Issuer (or, if agreed upon, the Administrative Agent) relating to such Letters of Credit on or before the Letter of Credit Expiration Date in accordance with the terms of Section 2.14 (and, upon receipt of such Cash Collateral by the L/C Issuer or the Administrative Agent, as applicable, the Lenders’ participation interests in such Letters of Credit shall terminate on the Maturity Date). In the event the Borrower fails to Cash Collateralize the outstanding Letter of Credit exposure on the Letter of Credit Expiration Date, each outstanding Letter of Credit shall automatically be deemed to be drawn in full, and the Borrower shall be deemed to have requested a Base Rate Loan to be funded by the Lenders on the Letter of Credit Expiration Date to reimburse such drawing (with the proceeds of such Base Rate Loan being used to Cash Collateralize outstanding Letter of Credit exposure as set forth in Section 2.14) in accordance with the provisions of Section 2.03(c). The funding by a Lender of its Applicable Percentage of such Base Rate Loan, to Cash Collateralize the outstanding Letter of Credit exposure on the Letter of Credit Expiration Date shall be deemed payment by such Lender in respect of its participation interest in such Letters of Credit.
(v)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(w)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(x)Repayment of Participations.
(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(y)Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;
(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(z)Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(aa)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(ab)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(ac)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the KeyBank Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(ad)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(ae)Letters of Credit Issued for Members of the Consolidated Group. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any member of the Consolidated Group, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any member of the Consolidated Group inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such member of the Consolidated Group.

2.04    Swing Line Loans.
a.Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) at any time prior to a Borrowing Base Termination Event, the Borrower shall be in compliance with the Borrowing Base then in effect, and (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
b.Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, including a certification that such Borrowing complies with Section 2.04(a). Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
c.Refinancing of Swing Line Loans.
i.The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
ii.If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
iii.If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
iv.Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
d.Repayment of Participations.
i.At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
ii.If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
e.Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
f.Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05    Prepayments.
a.Voluntary Prepayments.
i.Revolving Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans and LIBOR Daily Floating Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any such prepayment of LIBOR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
ii.Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
b.Mandatory Prepayments of Loans.
i.Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.
ii.Borrowing Base. Prior to the occurrence of a Borrowing Base Termination Event, if for any reason the Total Revolving Outstandings at any time exceed the Borrowing Base then in effect, including as a result of any Disposition of a Borrowing Base Property in accordance with Section 8.05 or the removal of a Borrowing Base Property in accordance with Section 7.14, the Borrower shall immediately (i) prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations or (ii) add new Borrowing Base Properties pursuant to Section 7.13 in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(ii) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Borrowing Base then in effect.
iii.Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied ratably to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations;
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans, second to LIBOR Daily Floating Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.06    Termination or Reduction of Aggregate Revolving Commitments.

a.Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments or (y) prior to the occurrence of a Borrowing Base Termination Event, the Total Revolving Outstandings would exceed the Borrowing Base then in effect, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.
b.Mandatory Reductions. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
c.Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

a.Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
b.Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earliest to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender, (ii) the date five Business Days after such Swing Line Loan is made and (iii) the Maturity Date.

2.08    Interest.
a.Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each LIBOR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate, (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
b.(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise or if any Event of Default has occurred under Section 9.01(f), all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
i.If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
ii.Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
iii.Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
c.Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.
In addition to certain fees described in subsections (h) and (i) of Section 2.03:
a.Unused Fees. For each day during the term hereof that the Applicable Rate is determined pursuant to clause (a) or (b) of the definition of Applicable Rate, the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the Lenders in an amount equal to the Unused Fee for such day. The Unused Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter and as of the Maturity Date.
b.Facility Fees. For each day during the term hereof that the Applicable Rate is determined pursuant to clause (c) of the definition of Applicable Rate, the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the Lenders in an amount equal to the Facility Fee for such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter and as of the Maturity Date.

c.Other Fees.
i.The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
ii.The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

a.All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
b.If, as a result of any restatement of or other adjustment to the financial statements of the Consolidated Group or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11    Evidence of Debt.
a.The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C (a “Revolving Note”) and (ii) in the case of Swing Line Loans, be in the form of Exhibit D (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
b.In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback.
a.General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
b.(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
c.Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
d.Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
e.Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
i.if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
ii.the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
a.Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall within one Business Day following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount

(determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
b.Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral is permitted to be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
c.Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
d.Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15    Defaulting Lenders.

a.Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
i.Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
ii.Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be

held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
iii.Certain Fees.
(A) No Defaulting Lender shall be entitled to receive a Facility Fee and/or Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that each Defaulting Lender shall be entitled to receive the Facility Fee to the extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(A)No Defaulting Lender shall be entitled to receive any Letter of Credit Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided, however, notwithstanding the above, each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(B)(1) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the remaining amount of any such fee otherwise payable to such Defaulting Lender after giving effect to the amount paid in clause (x) to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee. (2) With respect to any fee payable under Section 2.09(a) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (y) not be required to pay the remaining amount of any such fee.
iv.Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
v.Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in any amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
b.Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request (i) an increase in the Aggregate Revolving Commitments or (ii) a tranche or tranches of term loans (each request for a tranche of term loans, a “Term Loan”); provided that (A) any such request shall be in a minimum amount of $25,000,000, (B) the aggregate amount of all such requested increases may not exceed $500,000,000 and (C) the sum of the Aggregate Revolving Commitments plus the amount of any Term Loans may not exceed $700,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the time period specified by the Borrower pursuant to Section 2.16(a) whether or not it agrees to increase its Commitment or participate in a Term Loan and, if so, in what amount. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment or participate in the Term Loan.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and, in the case of an increase in the Aggregate Revolving Commitments the L/C Issuer and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Effective Date and Allocations. If the Aggregate Revolving Commitments are increased or a Term Loan is added in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower, the Lenders and the New Lenders, if any, of the final allocation of such increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects), on and as of the Increase Effective Date, except to the extent that such representations refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) both before and after giving effect to the increase, no Default exists. The Borrower shall deliver or cause to be delivered any other customary documents (including, without limitation, customary legal opinions) as reasonably requested by the Administrative Agent in connection with any such increase. In connection with any increase in the Aggregate Revolving Commitments, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Aggregate Revolving Commitments under this Section. In the event of any Term Loan, the Loan Parties and the Lenders providing such Term Loan shall enter into an amendment to this Agreement as is necessary to evidence the mechanics of such Term Loan and all issues related thereto, including but not limited to, pricing and maturity of such Term Loan (but excluding any amendments to this Agreement which would give any Lenders of any Term Loan greater rights than the Lenders of the Revolving Loans, including any amendment to the representations, warranties, covenants and events of default which would make such provisions less restrictive than such provisions were prior to the date Increase Effective Date) and all Lenders not providing such Term Loan hereby consent to such limited scope amendment without future consent rights relating to such Term Loan.

(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.17    Extension of Maturity Date.
a.Requests for Extension. The Borrower may, by notice to the Administrative Agent and the Lenders not earlier than 90 days and not later than 45 days prior to the Maturity Date (the “Existing Maturity Date”), request that the Lenders extend the Maturity Date for an additional six months from the Existing Maturity Date (the “Extended Maturity Date”). The Borrower may, by notice to the Administrative Agent and the Lenders not earlier than 90 days and not later than 45 days prior to the Extended Maturity Date, request that the Lenders extend the Extended Maturity Date for an additional six months from the Extended Maturity Date.
b.Conditions to Effectiveness of Extension. As a condition precedent to such extension, the Borrower shall (i) deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date or Extended Maturity Date, as applicable, signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) certifying that, before and after giving effect to such extension, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the Existing Maturity Date or the Extended Maturity Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (y) no Default exists and (ii) pay a fee to the Administrative Agent, for the benefit of the Lenders, equal to 0.075% on the amount of the Aggregate Revolving Commitments at the time of such extension.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
a.Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
i.Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
ii.If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
iii.If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
b.Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
c.Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
i.Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
d.Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
e.Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
i.Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
1.any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
2.any Foreign Lender (or any successor Administrative Agent that is not a U.S. Person) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement or on which such successor Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
a.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
b.executed originals of Internal Revenue Service Form W-8ECI,
c.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN; or
d.to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
3.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
4.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
ii.Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
f.Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
g.Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate or the LIBOR Daily Floating Rate, or to determine or charge interest rates based upon the Eurodollar Rate or LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or LIBOR Daily Floating Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or LIBOR Daily Floating Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans and LIBOR Daily Floating Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either, in the case of LIBOR Daily Floating Rate Loans, immediately, or, in the case of Eurodollar Rate Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate or the LIBOR Daily Floating Rate for any period, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof or otherwise, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining (a) the LIBOR Daily Floating Rate or (b) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans with an Interest Period having the duration of such Interest Period shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the LIBOR Daily Floating Rate or the Eurodollar Rate component of the Base Rate, the utilization of the LIBOR Daily Floating Rate or the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 3.03, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Administrative Agent and the Borrower written notice thereof.
3.04    Increased Costs.
a.Increased Costs Generally. If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;
ii.subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
iii.impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
b.Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
c.Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
d.Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
a.any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a LIBOR Daily Floating Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
b.any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a LIBOR Daily Floating Rate Loan on the date or in the amount notified by the Borrower; or
c.any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
a.Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
b.Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07    Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
GUARANTY

4.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender party to a Swap Contract or Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Obligation of a Guarantor that are guaranteed under this Guaranty shall exclude any Excluded Swap Obligations with respect to such Guarantor.

4.02    Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
a.at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
b.any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender shall be done or omitted;
c.the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, shall be waived or any other guarantee of any of the Obligations shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or
d.any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts with a Lender or Affiliate of a Lender or Treasury Management Agreements with a Lender or Affiliate of a Lender, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03    Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.
4.06    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
4.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
4.08    Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01    Conditions of Initial Credit Extension.
This Agreement shall become effective upon and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, unless otherwise waived by the Administrative Agent and the Lenders:
a.Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

b.Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.
c.Financial Statements. Receipt by the Administrative Agent of:
i.the Audited Financial Statements; and
ii.Interim Financial Statements.
d.No Closing Date Material Adverse Effect. Since March 31, 2014, no event or circumstance, either individually or in the aggregate, has occurred that has had or could reasonably be expected to have a Closing Date Material Adverse Effect.
e.Litigation. There shall not exist any action, suit, investigation or proceeding pending in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Closing Date Material Adverse Effect.
f.Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent:
i.copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
ii.such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
iii.such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
g.Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.01(d) and (e) and 5.02(a) and (c) have been satisfied and (B) that, after giving effect to all requested Credit Extensions to be made on the Closing Date, the Borrower is in compliance with the Borrowing Base as of the Closing Date.
h.Compliance Certificate. Receipt by the Administrative Agent of a duly completed Compliance Certificate, as of the last day of the fiscal quarter of the Consolidated Group ended on March 31, 2014, giving pro forma effect to this Agreement and all Credit Extensions and repayments of Indebtedness on the Closing Date, signed by a Responsible Officer of the Borrower.
i.Personal Property Collateral. The Administrative Agent shall have received the following:
(i)    searches of Uniform Commercial Code filings in the jurisdiction of organization of the Borrower and the Parent Entity, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)    UCC financing statements for each Loan Party’s jurisdiction of organization as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral; and

(iii)    all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto.

j.Fees. Receipt by the Administrative Agent, KeyBanc Capital Markets and the Lenders of any fees required to be paid on or before the Closing Date.
k.Borrowing Base Properties. Receipt by the Administrative Agent, at least ten (10) Business Days prior to the Closing Date, a list of Properties (if any) that will be Borrowing Base Properties on the Closing Date, and, to the extent applicable, approval of such list by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

l.Know Your Customer Requirements. Receipt by the Administrative Agent of, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, as well as a complete and accurate list of each Loan Party, together with (i) each such Person’s jurisdiction of organization and (ii) each such Person’s U.S. taxpayer identification number.
m.Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02    Conditions to all Credit Extensions.
The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:
a.The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
b.Prior to a Borrowing Base Termination Event, the Administrative Agent shall have received a Borrowing Base Compliance Certificate evidencing that the Borrower is in compliance with the Borrowing Base on a pro forma basis after giving effect to the requested Credit Extension and the incurrence and payment of other Indebtedness since the end of the last fiscal quarter.
c.No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
d.The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTIVLE VI
REPRESENTATIONS AND WARRANTIES
The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
6.01    Existence, Qualification and Power.
a.Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

b.Each Loan Party (i) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (ii) is in good standing under the Laws of each jurisdiction where the conduct of its business requires such qualification or license, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Lien permitted under Section 8.01) or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.03    Governmental Authorization; Other Consents.
No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
6.04    Binding Effect.
Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally.
6.05    Financial Statements; No Material Adverse Effect.
a.The Audited Financial Statements (i) were prepared in accordance with GAAP in effect on the preparation date thereof, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, commitments and Indebtedness, in each case to the extent required under GAAP.
b.The Interim Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
c.The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Group as of the dates thereof and for the periods covered thereby.
d.Since March 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06    Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries which if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07    [Reserved].

6.08    Ownership of Property; Liens.
Each Loan Party has good record and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date and the date of each update of Schedule 6.08 pursuant to Section 7.02, set forth on Schedule 6.08 is a list of all real property owned by the Consolidated Group with a notation as to (a) which such real properties are Unencumbered Properties and (b) until a Borrowing Base Termination Event, which such real properties are Borrowing Base Properties, if any, and an identification of the Loan Party that owns each such Borrowing Base Property. Each of the Borrowing Base Properties and the Unencumbered Properties is subject to no Liens, other than Permitted Liens.
6.09    Environmental Compliance.
There are no violations of Environmental Laws and there are no outstanding claims with respect to Environmental Liabilities that, in either case, could reasonably be expected to have a Material Adverse Effect.
6.10    Insurance.
The properties of the Loan Parties are insured with financially sound and reputable insurance companies (which may include a captive insurance company that is an Affiliate of the Parent Entity), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.
6.11    Taxes.
The Loan Parties have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement. For the avoidance of doubt, agreements pursuant to which a Loan Party or any Subsidiary thereof agrees to make payments to one or more of its partners or members, or their Related Parties (a “Protected Party”), on account of any such Protected Party’s Taxes arising from the Loan Party’s or such Subsidiary’s (i) sale of property, (ii) failure to allocate debt to such Protected Party, or (iii) failure to allow such Protected Party to guarantee the debt of a Loan Party or any Subsidiary thereof, or any similar agreements, shall not be considered a tax sharing agreement.
6.12    ERISA Compliance.
a.Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
b.There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
c.(i) No ERISA Event has occurred and neither a Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither a Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither a Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13    Collateral Documents.
The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens) security interest or Lien in all right, title and interest in the Collateral described therein and all proceeds thereof. Except for filings completed prior to the Closing Date and as contemplated by this Agreement and the Collateral Documents, no filing or other action (to the extent such action may perfect) will be necessary to perfect such security interest in favor of the Administrative Agent to the extent required by the terms of the Collateral Documents.

6.14    Margin Regulations; Investment Company Act.
a.The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Consolidated Group on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
b.None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure.
To the Borrower’s knowledge, no material written report, financial statement, certificate or other information furnished (other than information of a general economic or industry specific nature concerning any Loan Party) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading, in each case, in the light of the circumstances under which they were made; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from such projections and such differences may be material).
6.16    Compliance with Laws.
Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws, including without limitation, the Patriot Act, and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17    Intellectual Property; Licenses, Etc.
Except as could not reasonably be expected to have a Material Adverse Effect: (a) each Loan Party owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and (c) to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or the

granting of a right or a license in respect of any IP Rights from any Loan Party does not infringe on the rights of any Person.
6.18    Solvency.
The Loan Parties are Solvent on a consolidated basis.
6.19    OFAC; FCPA.
Neither a Loan Party, nor any of its Subsidiaries, nor, to the knowledge of a Loan Party, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is a Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other law, rule or regulation of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
6.20    REIT Status.
a.The Parent Entity is qualified as a REIT.
b.The Parent Entity is in compliance in all material respects with all provisions of the Internal Revenue Code applicable to the qualification of the Parent Entity as a REIT.

6.21    Anti-Money Laundering Laws.
None of the Loan Parties (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

ARTICLE VII
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and, where applicable, shall cause each Subsidiary to:
7.01    Financial Statements.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
a.not later than one hundred twenty (120) days after the end of each fiscal year of the Consolidated Group, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit; and
b.(x) with respect to the fiscal quarters ending March 31, June 30 and September 30, not later than sixty (60) days after the end of each such fiscal quarter of the Consolidated Group and (y) with respect to each fiscal quarter ending December 31, not later than ninety (90) days after the end of each such fiscal quarter of the Consolidated Group, in each case, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Consolidated Group’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Entity as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02    Certificates; Other Information.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
a.concurrently with the delivery of the financial statements referred to in Section 7.01(b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Entity, (ii) if a Borrowing Base Termination Event has not occurred, a duly completed Borrowing Base Compliance Certificate signed by a Responsible Officer of the Borrower, setting forth and certifying the amount of the Borrowing Base then in effect as of the end of the immediately preceding fiscal quarter of the Consolidated Group and (iii) an updated Schedule 6.08, if applicable.
b.concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements.
c.within 30 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2014, an annual business plan and budget of the Consolidated Group containing, among other things, pro forma financial statements for each quarter of the next fiscal year.
d.promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
e.promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request (subject to legal privilege requirements in the ordinary course and customary written confidentiality obligations as long as such legal privilege requirements or confidentiality obligations were not invoked or incurred in contemplation of this Agreement or with a view to avoid providing information to the Administrative Agent or the Lenders).
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Entity or the Borrower posts such documents, or provides a link thereto on its website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent Entity’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or KeyBanc Capital Markets may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower or its Affiliates hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Loan Parties hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, KeyBanc Capital Markets and the Lenders to treat such

Borrower Materials as not containing any material non-public information with respect to the Borrower, its Affiliates or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and KeyBanc Capital Markets shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”
7.03    Notices.
Promptly (and in any event, within two Business Days after a Responsible Officer obtains knowledge of the same) notify the Administrative Agent of:
a.the occurrence of any Default.
b.any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
c.the occurrence of any ERISA Event.
d.any material change in accounting policies or financial reporting practices by a Loan Party or any Subsidiary, including any determination referred to in Section 2.10(b).
e.any event which causes a Borrowing Base Property to cease to qualify as a Borrowing Base Property.
f.If the Parent Entity has obtained an Investment Grade Rating, any change in such Debt Rating.
Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04    Payment of Obligations.
Pay and discharge, as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted under Section 8.01).
7.05    Preservation of Existence, Etc. and REIT Status.
a.Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
b.Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
c.Preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.
d.Maintain or cause to be maintained (as applicable) the Parent Entity’s status as a REIT in compliance with all applicable provisions under the Internal Revenue Code relating to such status.

7.06    Maintenance of Properties.
Do all things reasonably required to maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.07    Maintenance of Insurance.
Maintain with financially sound and reputable insurance companies not Affiliates of a Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, that notwithstanding the above, the Loan Parties may comply with this Section 7.07 by maintaining any such insurance with a captive insurance company that is an Affiliate of the Parent Entity.

7.08    Compliance with Laws.
Comply (i) with the requirements of all Laws (other than the Patriot Act and OFAC), including all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (ii) in all respects with the Patriot Act and OFAC.
7.09    Books and Records.
Maintain proper books of record and account, (a) in which full, true and correct entries in all material respects shall be made of all financial transactions and matters involving the assets and business of the Consolidated Group to the extent required and in conformity with GAAP and (b) in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Consolidated Group.
7.10    Inspection Rights.
Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to legal privilege requirements in the ordinary course and customary written confidentiality obligations as long as such legal privilege requirements or confidentiality obligations were not incurred in contemplation of this Agreement or with a view to avoid providing information to the Administrative Agent or the Lenders) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower shall have the opportunity to participate in any discussions with its independent public accountants), at the expense of the Borrower (subject to the limitations below) and at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Borrower; provided, however, that (a) absent the existence of an Event of Default only one such visit a year shall be at the Borrower’s expense and (b) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
7.11    Use of Proceeds.
Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures, acquisitions, redevelopment, joint ventures, note purchases and construction and (b) for other general corporate purposes; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
7.12    ERISA Compliance.
Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Pension Plan.
7.13    Addition of Borrowing Base Properties.
a.Notify the Administrative Agent at any time that the Borrower wishes to add a Property to the pool of Borrowing Base Properties. In order for such Property to be included in the pool of Borrowing Base Properties, the Borrower shall deliver the following to the Administrative Agent:
i.A description of such Property and the name of the owner of all or any portion of such Property (which owner(s) must be the Borrower or a Wholly Owned Subsidiary as of the date on which such Property is added as a Borrowing Base Property);

(ii)    Financial information regarding such Property as may be reasonably requested by the Administrative Agent, including, without limitation, historical operating statements, rent rolls and, if readily available, third party reports; and
(iii)    A certificate of a Responsible Officer that certifies (A) such Property satisfies the criteria to be a Borrowing Base Property, including that it is an Eligible Property and (B) that there exists no Event of Default under this Agreement and that the addition of such Property as a Borrowing Base Property shall not result in an Event of Default.
Such Property shall become a Borrowing Base Property upon satisfaction of (A) the criteria in clauses (i) through (iii) above, which shall be no sooner than ten (10) Business Days after delivery of the items described in clauses (i) through (iii) above, (B) the criteria in Section 7.13(b), if applicable, and (C) until such time as (x) there are at least 5 Borrowing Base Properties, and (y) the Borrowing Base Asset Value is in excess of $50,000,000, the Administrative Agent’s written approval of such Property as a Borrowing Base Property (such approval not to be unreasonably withheld or delayed).
(b)    If the owner of all or any portion of such proposed Borrowing Base Property is not a Loan Party, the Borrower shall (i) cause such owner to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement in the form of Exhibit G or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Section 5.01(f) and Section 5.01(l) for such Person, in each case in form and substance similar to those delivered on the Closing Date and (iii) provide a certificate that the representations in Section 6.01 through 6.04 inclusive are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of the date of such certificate, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of such earlier date, with respect to the new Subsidiary Guarantor.
(c)    Subject to Section 11.19 hereof, at the time the Borrower causes the owner of any Borrowing Base Property to become a Subsidiary Guarantor pursuant to clause (b) above, the Borrower shall also cause 100% of the issued and outstanding Equity Interests of such new Subsidiary Guarantor to be subject to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents, and shall deliver opinions of counsel of the relevant pledgor of the Equity Interests in such new Subsidiary Guarantor, and any filings and deliveries necessary in connection with such pledge to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent.
7.14    Removal of Borrowing Base Properties.
Notify the Administrative Agent at least ten (10) Business Days prior to the date that the Borrower wishes to remove a Property from the pool of Borrowing Base Properties. Such Property shall be removed from the pool of Borrowing Base Properties upon satisfaction of the following:
a.the Borrower shall deliver to the Administrative Agent a description of such Property and the ownership of such Property;
b.the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that (i) on a pro forma basis after giving effect to such release, (A) the Borrower is in compliance with the financial covenants set forth in Section 8.11, (ii) the Revolving Credit Exposure does not exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base then in effect and (C) all representations and warranties in the Loan Documents are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects), except to the extent such representation or warranty relates to a specific earlier date or to the Borrowing Base Property being released;
c.after giving effect to the release of the Property, there remains at least 15 Borrowing Base Properties; and
d.no Default or Event of Default shall exist or would be caused by releasing such Property.

Such Property shall no longer be a Borrowing Base Property upon satisfaction of the criteria in clauses (a) - (d) above. Upon the removal of such Property from the pool of Borrowing Base Properties, (i) if the owner of such Property is a Subsidiary Guarantor and shall cease to be the owner of any Borrowing Base Property upon such removal, such Person shall cease to be a Subsidiary Guarantor and shall automatically, and without further action, be released from its obligations under the Loan Documents, unless such guaranty is required by Section 8.03(e) and (ii) upon the request, and at the expense of the Borrower, the Administrative Agent agrees to execute and deliver such release documents and take such other actions to acknowledge, evidence or complete any such release of such Person as may be reasonably requested by the Borrower.
7.15    Borrowing Base Properties.
Prior to the occurrence of any Borrowing Base Termination Event, maintain (a) an aggregate occupancy for all Borrowing Base Properties of at least eighty percent (80%) and (b) at least fifteen (15) Borrowing Base Properties at all times.

ARTICLE VIII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01    Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
a.Permitted Liens; and
b.other Liens as long as (i) such Liens do not encumber Borrowing Base Properties, Unencumbered Properties or the Equity Interests of the Borrower or any Subsidiary Guarantor, (ii) such Liens do not encumber assets owned by the Parent Entity or the Borrower, and (iii) the incurrence of such Lien will not cause, on a pro forma basis, a Default under the Loan Documents, including the financial covenants in Section 8.11.

8.02    Investments.
Make any Investments, except:
a.Investments in the form of cash or Cash Equivalents;
b.Investments in any Person that is, or becomes as a result of such Investment, a member of the Consolidated Group;
c.Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and
d.Investments related to income-producing property, single tenant or mixed-use property, Construction in Progress, Unimproved Land, Mortgage Receivables and any business activities and Investments reasonably incidental thereto and Investments in partnerships or joint ventures; provided, that such Investments shall, as applicable, be limited as follows:
i.the aggregate value of the Investments in all non‑wholly owned general and limited partnerships, joint ventures and other Persons (including, without limitation, Investments in C Corporations, Investments in Unconsolidated Affiliates and any similar Investments in existence as of the date hereof), in each case, which are not consolidated with the Parent Entity for financial reporting purposes under GAAP, shall not constitute more than fifteen percent (15.0%) of Total Asset Value;
ii.Investments in Properties contributing to the calculation of Construction in Progress shall not, in the aggregate, at any time exceed an amount equal to ten percent (10.0%) of Total Asset Value (which for Construction in Progress held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Construction in Progress);

iii.Investments in Properties contributing to the calculation of Unimproved Land shall not at any time exceed an amount equal to five percent (5.0%) of Total Asset Value (which for Unimproved Land held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Unimproved Land); and
iv.Investments in Mortgage Receivables shall not, in the aggregate, exceed ten percent (10.0%) of Total Asset Value (which for Mortgage Receivables held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Mortgage Receivables).
In addition to the limitations above contained in this clause (d), the aggregate value of the types of Investments permitted pursuant to clauses (d)(i) - (iv) above shall not, in any case, exceed an amount equal to twenty-five percent (25.0%) of Total Asset Value.
For clarification purposes, notwithstanding anything to the contrary herein, (a) no Investments shall be made, assumed or permitted to exist which Investments are contrary to the terms and requirements set forth in clause (d) of this Section 8.02 and (b) the Parent Entity and its Subsidiaries shall be permitted to make any Investments that are required to be made in order to give effect to the Permitted Reorganization.
8.03    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
a.Indebtedness under the Loan Documents;
b.intercompany Indebtedness among members of the Consolidated Group;
c.obligations (contingent or otherwise) of a Loan Party or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
d.other Indebtedness as long as the incurrence of such Indebtedness will not cause, on a pro forma basis, a Default under the Loan Documents, including the financial covenants in Section 8.11; and
e.Guaranties of the foregoing; provided that, a Subsidiary cannot guaranty Indebtedness of the Parent Entity, the Borrower or any other Loan Party unless such Subsidiary is, or simultaneously becomes, a Guarantor.

8.04    Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.13 and 7.14, (a) the Parent Entity may merge or consolidate with any of its Subsidiaries (other than the Borrower) provided that the Parent Entity shall be the continuing or surviving Person, (b) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (c) any Loan Party (other than the Parent Entity or the Borrower) may merge or consolidate with any other Loan Party, (d) any non-Loan Party may merge with a Loan Party as long as the Loan Party is the continuing or surviving Person, (e) any non-Loan Party may be merged or consolidated with or into any other non-Loan Party and (f) the Permitted Reorganization and the transactions contemplated thereby may occur.
8.05    Dispositions.
Make any Disposition unless such Disposition would not, on a pro forma basis after giving effect to such Disposition, cause a Default under the Loan Documents.
8.06    Restricted Payments.
a.Permit the Dividend Payout Ratio, as of the last day of any fiscal quarter, beginning with the ninth fiscal quarter after the Closing Date, to exceed the FFO Percentage.

b.Subject to the paragraph below, permit the Parent Entity, at any time an Event of Default exists, to make or declare any dividends or similar distributions without the written consent of the Administrative Agent and Required Lenders.
Notwithstanding anything in this Section 8.06 to the contrary, (i) the Parent Entity shall be permitted at all times to distribute the minimum amount of dividends necessary for the Parent Entity to maintain its status as a REIT for U.S. federal and state income tax purposes, (ii) provided there is no continuing Event of Default under Section 9.01(a), the Parent Entity shall be permitted at all times to pay dividends necessary for it to avoid the payment of federal or state income or excise taxes, (iii) the Borrower and the Subsidiaries may declare and make distributions on their Equity Interests in accordance with their respective Organizational Documents in an amount sufficient to enable the Parent Entity to pay dividends pursuant to clauses (i) and (ii) above and (iv) the Borrower and its Subsidiaries shall be permitted to make any dividends or similar distributions that are required to be made to in order to give effect to the Permitted Reorganization.
8.07    Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the Closing Date or any business substantially related or incidental thereto.
8.08    Transactions with Affiliates.
Enter into any transaction of any kind with any Affiliate of the Consolidated Group, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to such member of the Consolidated Group as would be obtainable by such member of the Consolidated Group at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) Investments permitted under Section 8.02, (c) transactions permitted under Section 8.04, (d) dividends or distributions permitted under Section 8.06, (e) transactions with a captive insurance company that is an Affiliate of the Parent Entity or (f) in connection with the Permitted Reorganization.
8.09    Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation that (a) prohibits the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party or (iii) with respect to a Loan Party, pledge its property pursuant to and to the extent required under the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof except for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Secured Indebtedness incurred in compliance with Section 8.03; provided that any such restriction contained therein relates only to the asset or assets secured in connection therewith, (3) any Lien permitted under Section 8.01 or any document or instrument governing any Lien permitted under Section 8.01; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien permitted under Section 8.01, or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale or (b) with respect to a Loan Party, requires the grant of any security for any obligation if such property is given as security for the Obligations.
8.10    Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11    Financial Covenants.
a.Prior to the occurrence of the Security Interests Release Date:
i.Leverage Ratio. Permit the Leverage Ratio, as of the last day of any fiscal quarter of the Consolidated Group, to be greater than seventy percent (70%), decreasing to sixty-five percent (65%) on the earlier of (x) the date that is nine months following the last day of the first full fiscal quarter to occur after the Closing Date and (y) the first date on which the Total Asset Value is equal to or greater than $350,000,000.

ii.Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Consolidated Group, to be less than 1.40 to 1.00, increasing to 1.50 to 1.00 on the date that is twelve months following the last day of the first full fiscal quarter to occur after the Closing Date.
iii.Minimum Tangible Net Worth. Permit Tangible Net Worth, as of the last day of any fiscal quarter of the Consolidated Group, to be less than the sum of (x) $52,212,414 plus (y) an amount equal to seventy percent (70.0%) of the aggregate increases in Shareholders’ Equity of the Consolidated Group occurring subsequent to the Closing Date by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than any Dividend Reinvestment Proceeds), including upon any conversion of debt securities of the Parent Entity or the Borrower into such Equity Interests; provided that following the date that the Parent Entity obtains an Investment Grade Rating, the requirement pursuant to this Section 8.11(d) shall be a fixed number based on the minimum Tangible Net Worth required as of the last day of the fiscal quarter of the Consolidated Group immediately following the date the Parent Entity obtained the Investment Grade Rating.
iv.Maximum Other Recourse. Permit the amount of Total Recourse Indebtedness, as of the last day of any fiscal quarter of the Consolidated Group, to exceed the greater of (x) $25,000,000 or (y) 10% of Total Asset Value.
b.After the occurrence of the Security Interests Release Date:
i.Leverage Ratio. Permit the Leverage Ratio, as of the last day of any fiscal quarter of the Consolidated Group, to be greater than sixty percent (60%), or, for a period of four consecutive fiscal quarters following a Material Acquisition, sixty-five percent (65%).
ii.Secured Leverage Ratio. Permit the Secured Leverage Ratio, as of the last day of any fiscal quarter of the Consolidated Group, to be greater than forty percent (40%), or, for a period of four consecutive fiscal quarters following a Material Acquisition, forty-five percent (45%).
iii.Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Consolidated Group, to be less than 1.50 to 1.00, or, for a period of four consecutive fiscal quarters following a Material Acquisition, 1.40 to 1.00.
iv.Minimum Tangible Net Worth. Permit Tangible Net Worth, as of the last day of any fiscal quarter of the Consolidated Group, to be less than the sum of (i) $52,212,414 plus (ii) an amount equal to seventy percent (70.0%) of the aggregate increases in Shareholders’ Equity of the Consolidated Group occurring subsequent to the Closing Date by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than any Dividend Reinvestment Proceeds), including upon any conversion of debt securities of the Parent Entity or the Borrower into such Equity Interests; provided that following the date that the Parent Entity obtains an Investment Grade Rating, the requirement pursuant to this Section 8.11(d) shall be a fixed number based on the minimum Tangible Net Worth required as of the last day of the fiscal quarter of the Consolidated Group immediately following the date the Parent Entity obtained the Investment Grade Rating.
c.Maximum Unsecured Indebtedness to Unencumbered Asset Value Ratio. Subsequent to a Borrowing Base Termination Event, permit as of the last day of any fiscal quarter of the Consolidated Group, the ratio of (i) Unsecured Indebtedness to (ii) Unencumbered Asset Value, for the most recently ended four fiscal quarter period, to be greater than sixty percent (60%) or, for a period of four consecutive fiscal quarters following a Material Acquisition, sixty-five percent (65%).
d.Unencumbered NOI to Mortgageability Ratio. Subsequent to a Borrowing Base Termination Event, permit as of the last day of any fiscal quarter of the Consolidated Group, the ratio of (i) Unencumbered NOI, for the most recently ended four fiscal quarter period, to (ii) Mortgageability Amount to be less than 1.50 to 1.00 or, for a period of four consecutive fiscal quarters following a Material Acquisition, 1.45 to 1.00.

8.12    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
e.With respect to any Loan Party, (i) change its name, state of formation or form of organization without providing the Administrative Agent at least ten (10) Business Days prior written notice or (ii) amend, modify or change its Organization Documents in a manner adverse to the Lenders.
f.Change its fiscal year.

8.13    Sanctions.
Directly or indirectly, knowingly use the proceeds or any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01    Events of Default.
Any of the following shall constitute an Event of Default:
a.Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
b.Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.13, 7.14 or 7.15 or Article VIII or
c.Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or
d.Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (unless already qualified by materiality or Material Adverse Effect, in which case an Event of Default shall exist if such representation, warranty or statement of fact shall be incorrect or misleading in any respect) when made or deemed made; or
e.Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness that is Recourse Debt or any Guarantee of any such Recourse Debt (in either case, other than the Obligations and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Fifty Million Dollars ($50,000,000) and such failure is not waived and continues beyond any cure period as may be specifically noted therein, or (B) fails to observe or perform any other material agreement or condition relating to any such Recourse Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case that is not waived, continues beyond any cure period and results in such Recourse Debt or Guarantee becoming or being declared immediately due and payable; (ii) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness that is Non-Recourse Debt or any Guarantee of any such Non-Recourse Debt having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than One Hundred Twenty-Five Million Dollars ($125,000,000) and such failure is not waived and continues beyond any cure period as may be specifically noted therein; provided, that the failure to pay any such Non-Recourse Debt when due shall not constitute an Event of Default (and such Non-Recourse Debt shall be excluded from the applicable aggregate limit referred to above) so long as the only default by the Loan Party or Subsidiary is the failure to pay such Non-Recourse Debt when due on its scheduled maturity date and the Loan Party or Subsidiary is actively pursuing the extension or refinancing of such Non-

Recourse Debt and the holder of such Non-Recourse Debt has not initiated a foreclosure of its Lien or proceedings to have a receiver appointed for the collateral securing such Non-Recourse Debt, except that (x) the deferral under this clause (ii)(A) shall not extend for more than ninety (90) days after the maturity date of such Non-Recourse Debt, subject to extension of such deferral period for an additional thirty (30) days if prior to the expiration of such initial 90 day period the Borrower has provided to the Administrative Agent reasonably satisfactory evidence that the Loan Party or Subsidiary is continuing to actively pursue such extension or refinancing, or (B) fails to observe or perform any other material agreement or condition relating to any such Non-Recourse Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case that is not waived, continues beyond any cure period and results in such Non-Recourse Debt or Guarantee becoming or being declared immediately due and payable; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any Event of Default (as defined in such Swap Contract) as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) that is not waived and continues beyond any cure period provided therein or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Loan Party is an Affected Party (as defined therein) and, in either event, the Swap Termination Value owed by any Loan Party as a result thereof is greater than the Threshold Amount; or
f.Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or
g.Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
h.Judgments. There is entered against any Loan Party one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) which remains unpaid for sixty days and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) such judgment or order has not been stayed on appeal or otherwise appropriately contested in good faith; or
i.ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
j.Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
k.Change of Control. There occurs any Change of Control.

9.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
a.declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
b.declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
c.require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
d.exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03    Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting (i) accrued and unpaid principal of the Loans and L/C Borrowings and (ii) breakage, termination or other payments due under any Swap Contract between and Loan Party and any Lender or Affiliate of a Lender, ratably among the Lenders, the applicable Affiliates (with respect to clause (ii)) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
ARTIVLE X
ADMINISTRATIVE AGENT

10.01    Appointment and Authority.
Each of the Lenders and the L/C Issuer hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
a.shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
b.shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
c.shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for such failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06    Resignation of Administrative Agent.
a.The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
b.If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
c.With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by or removal of KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. If KeyBank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If KeyBank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.
10.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
10.09    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
a.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and
b.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10    Collateral and Guaranty Matters.
Each Lender and the L/C Issuer irrevocably authorize the Administrative Agent and the Administrative Agent agrees, (a) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary Guarantor as permitted under the Loan Documents and to release any Lien on the Equity Interests of such Subsidiary Guarantor in connection therewith, (b) to release the Cash Collateral and any Lien thereon in accordance with the terms and conditions set forth in Section 2.14 and (c) at the Borrower’s option at any time after the occurrence of a Security Interests Termination Event, to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document in accordance with Section 11.19.
10.11    Treasury Management Agreements and Swap Contracts.
No Lender or Affiliate of a Lender that obtains the benefit of Section 9.03 or the Guaranty by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or

Affiliate of a Lender, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts.
ARTIVLE XI
MISCELLANEOUS

11.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that
a.no such amendment, waiver or consent shall:
i.extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
ii.postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
iii.reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
iv.change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
v.change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
vi.release all or substantially all of the Liens of the Collateral Documents on the Collateral (except as expressly provided in the Loan Documents), without the written consent of each Lender;
vii.release the Borrower or the Parent Entity without the written consent of each Lender; or
viii.without the written consent of each Lender, change the definition of “Borrowing Base”, “Borrowing Base Property” or “Eligible Property”;
b.unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
c.unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and
d.unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
11.02    Notices and Other Communications; Facsimile Copies.
a.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
i.if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and
ii.if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
b.Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
c.The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING

ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other Information through the Internet or any telecommunications, electronic or other information transmission systems.
d.Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
e.Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; and Damage Waiver.
a.Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, any Lender and the L/C Issuer) taken as a whole (unless (x) a conflict exists as determined in the good faith judgment of each affected Lender or the L/C Issuer, in which case(s) the reasonable and documented fees, charges and disbursements of one reasonably necessary additional counsel for each such affected Lender or the L/C Issuer shall be covered, or (y) a special counsel is necessary as determined in the good faith judgment of the Administrative Agent, in which case(s) the reasonable and documented fees, charges and disbursements of one reasonably necessary special counsel for the Administrative Agent shall be covered), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
b.Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees, plus, (x) in the event of a conflict of interest as determined in the good faith judgment of each affected Indemnitee, one additional counsel for all such affected Indemnitees (taken together with all similarly situated Indemnitees) and (y) in the event that a special counsel is necessary as determined in the good faith judgment of the Administrative Agent, one additional counsel for Administrative Agent), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
c.Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
d.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. No Loan Party shall be liable for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of proceeds thereof.
e.Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
f.Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
a.Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
i.Minimum Amounts.
1.in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
2.in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
ii.Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis.
iii.Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
1.the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

2.the consent of the Administrative Agent, L/C Issuer and Swing Line Lender (in each case, such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
iv.Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
v.No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.
vi.Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
c.Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
d.Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
e.Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
f.Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitment and Loans pursuant to subsection (b) above, KeyBank may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of KeyBank as L/C Issuer or Swing Line Lender, as the case may be. If KeyBank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If KeyBank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Confidential Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Set-off.
If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders.
If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
a.the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
b.such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
c.in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
d.such assignment does not conflict with applicable Laws; and
e.in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
a.GOVERNING LAW. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the law of the State of NEW yORK.
b.SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER

THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
c.WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
d.SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.17    USA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
11.18    No Advisory or Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender or Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent or any Lender or Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.19    Release of Collateral.
At any time after the occurrence of a Security Interests Termination Event, (the first date on which such event occurs, the “Release Date”), the Borrower shall have the option to deliver to the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower certifying that, (x) all conditions to the occurrence of a Security Interests Termination Event have occurred and (y) no Default or Event of Default exists on such date or after giving effect to the release of Liens contemplated hereby. Upon receipt of such certificate, all Collateral shall be released from the Liens created by the Collateral Documents, and all rights to the Collateral shall revert to the Loan Parties. At the request and sole expense of any Loan Party following any such release, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent under any Collateral Document, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such release.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PHILLIPS EDISON - ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership

By:     PE-ARC Grocery Center OP GP II LLC,
a Delaware limited liability company,
its General Partner

By:    /s/ Devin I. Murphy
Name:    Devin I. Murphy
Title:    Vice President

GUARANTOR:

PHILLIPS EDISON - ARC GROCERY CENTER REIT II INC.,
a Maryland corporation

By:    /s/ Devin I. Murphy
Name: Devin I. Murphy
Title: Chief Financial Officer

ADMINISTRATIVE

AGENT:	KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent
By:    /s/ Michael P. Szuba
Name: Michael P. Szuba
Title: Vice President

LENDERS:	KEYBANK NATIONAL ASSOCIATION,
as a Lender, Swing Line Lender and L/C Issuer
By:    /s/ Michael P. Szuba
Name: Michael P. Szuba
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender,
By:    /s/ David Weislogel
Name: David Weislogel
Title: Authorized Officer
BANK OF AMERICA, N.A., as a Lender
By:    /s/ Jeffrey D. Cartwright
Name: Jeffrey D. Cartwright
Title: Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender,
By:    /s/ Winita Lau
Name: Winita Lau
Title: Vice President
MUFG UNION BANK, N.A., as a Lender,
By:    /s/ Mike Sedivy
Name: Mike Sedivy
Title: Managing Director

ROYAL BANK OF CANADA, as a Lender,
By:    /s/ Dan LePage
Name: Dan LePage
Title: Authorized Signatory
FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender,
By:    /s/ Michael P. Perillo
Name: Michael P. Perillo
Title: Assistant Vice President
CAPITAL ONE, N.A., as a Lender,
By:    /s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

LENDER	REVOLVER COMMITMENT	APPLICABLE PERCENTAGE OF REVOLVER COMMITMENT
KEYBANK NATIONAL ASSOCIATION	$34,750,000.00	17.375000000%
JPMORGAN CHASE BANK, N.A.	$34,750,000.00	17.375000000%
BANK OF AMERICA, N.A.	$23,500,000.00	11.750000000%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$23,500,000.00	11.750000000%
MUFG UNION BANK, N.A.	$23,500,000.00	11.750000000%
ROYAL BANK OF CANADA	$20,000,000.00	10.000000000%
FIFTH THIRD BANK	$20,000,000.00	10.000000000%
CAPITAL ONE, N.A.	$20,000,000.00	10.000000000%
Total	$200,000,000.00	100.000000000%

Schedule 6.08

Property
None.

SCHEDULE 11.02
CERTAIN ADDRESSES FOR NOTICES

Any Loan Party:
c/o Phillips Edison & Company Ltd.
11501 Northlake Drive
Cincinnati, OH 45249
Attn: Chief Financial Officer and General Counsel

Administrative Agent:
For operational notices (borrowings, payments, etc.):
KeyBank National Association
4910 Tiedeman Road
Brooklyn, OH 44144
Attention: Vernon Johnson

For all other notices:
KeyBank National Association
127 Public Square
Cleveland, OH 44114-1306
Attention: Michael Szuba

L/C Issuer:
KeyBank National Association
1675 Broadway, Suite 400
Denver, CO 80202
Attention: Leslie Marquez

EXHIBIT A
FORM OF LOAN NOTICE

Date:
To: KeyBank National Association, as Administrative Agent
Ladies and Gentlemen:
Date:

Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):
__ A Borrowing of Revolving Loans
__ A conversion or continuation of Revolving Loans

1. On (a Business Day).
2. In the amount of $ .
3. Comprised of . [Type of Loan requested]
4. For Eurodollar Rate Loans: with an Interest Period of __ months.

The Borrowing requested herein, if any, complies with the provisos to the first sentence of
Section 2.01 of the Credit Agreement.

PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By: PE-ARC Grocery Center OP GP II, LLC, a
Delaware limited liability company, its General Partner
By:
Name:
Title:

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:
To: KeyBank National Association, as Swing Line Lender
KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
The undersigned hereby requests a Swing Line Loan:
1. On (a Business Day).
2. In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Credit Agreement.

PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By: PE-ARC Grocery Center OP GP II, LLC, a
Delaware limited liability company, its General Partner
By:
Name:
Title:

EXHIBIT C
FORM OF REVOLVING NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ______________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 2, 2014, among the Borrower, Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.
THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By: PE-ARC Grocery Center OP GP II, LLC, a
Delaware limited liability company, its General Partner
By:
Name:
Title:

LOANS AND PAYMENTS

Name of
				Principal	Person
	Amount of	Maturity	Payments of	Balance of	Making the
Date	Loan	Date	Principal/Interest	Note	Notation

EXHIBIT D
FORM OF SWING LINE NOTE
[Date]
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to KEYBANK NATIONAL ASSOCIATION or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of July 2, 2014, among the Borrower, Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.
THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By: PE-ARC Grocery Center OP GP II, LLC, a
Delaware limited liability company, its General Partner
By:
Name:
Title:

LOANS AND PAYMENTS

Name of
				Principal	Person
	Amount of	Maturity	Payments of	Balance of	Making the
Date	Loan	Date	Principal/Interest	Note	Notation

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: , 20__
To: KeyBank National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein, the “Parent Entity”), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________ of the Parent Entity, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent Entity, and that:
[Use the following paragraph for closing date certification]
1. The Borrower has delivered the Audited Financial Statements and the Interim Financial Statements required by Section 5.01(c) of the Credit Agreement. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group in accordance with GAAP in effect on the preparation date thereof, except as otherwise expressly noted therein, subject only to normal year-end audit adjustments.
[Use following paragraph 1 for fiscal year-end financial statements]
1. The Borrower has delivered the year-end audited financial statements required by Section
7.01(a) of the Credit Agreement for the fiscal year of the Consolidated Group ended as of ______, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for quarter-end financial statements]
1. The Borrower has delivered the unaudited financial statements required by Section
7.01(b) of the Credit Agreement for the fiscal quarter of the Consolidated Group ended as of ______.
Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by such financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The financial covenant calculations and calculation of the Dividend Payout Ratio set forth on Schedule 1 attached hereto are true and correct on and as of the Statement Date (as defined in Schedule 1).
5. The amount of all Dividend Reinvestment Proceeds received by the Parent Entity during the immediately preceding fiscal quarter are set forth on Schedule 2 attached hereto and the Parent Entity shall continue to be in compliance with all applicable provisions of the Internal Revenue Code and its bylaws and operating covenants after giving effect to such dividends or distributions.
6. Attached hereto are updates to Schedule 6.08, if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
, .
PHILLIPS EDISON – ARC GROCERY CENTER REIT II INC.
By:
Name:
Title:

SCHEDULE 1
to the Compliance Certificate
For the Quarter/Year ended (“Statement Date”)
[Detailed, itemized calculation of financial covenants and Dividend Payout Ratio.]

SCHEDULE 2
to the Compliance Certificate
[Amount of Dividend Reinvestment Proceeds]

EXHIBIT F
FORM OF BORROWING BASE COMPLIANCE CERTIFICATE
Date:
To: KeyBank National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein, the “Parent Entity”), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of the Borrower and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
1. The Borrower has delivered the [unaudited financial statements required by Section
7.01(b) of the Credit Agreement for the fiscal quarter][audited financial statements required by
Section 7.01(a) of the Credit Agreement for the fiscal year] of the Consolidated Group ended as of
(the “Statement Date”).
[Use following paragraph 2 for calculation of the Secured Borrowing Base, prior to the occurrence of the
Security Interests Release Date]

2. Pursuant to such review, as of the Statement Date, as more fully set forth in the calculations on Schedule 1 attached hereto:
(a) the ratio of (i) Total Revolving Outstandings as of such date to (ii) Borrowing Base Asset
Value is %; and
(b) the ratio of (i) Borrowing Base NOI for the most recent four fiscal quarter period to (ii) the
Mortgageability Amount is to 1.00.
[Use following paragraph 2 for calculation of the Unsecured Borrowing Base, after the occurrence of the
Security Interests Release Date, but prior to a Borrowing Base Termination Event]

2. Pursuant to such review, as of the Statement Date, as more fully set forth in the calculations on Schedule 1 attached hereto:
(a) the ratio of (i) Unsecured Indebtedness to (ii) Borrowing Base Asset Value is %; and
(b) the ratio of (i) Borrowing Base NOI for the most recent four fiscal quarter period to (ii) the
Mortgageability Amount is to 1.00.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
, .
PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By: PE-ARC Grocery Center OP GP II, LLC, a
Delaware limited liability company, its General Partner
By:
Name:
Title:

Date:
SCHEDULE 1
to the Borrowing Base Compliance Certificate
[Detailed, itemized calculation of Borrowing Base.]

EXHIBIT G
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of

[Date]
is by and between

, a (the “New Guarantor”),

, a , as the owner of all of the Equity Interests in the New Guarantor (the “Pledgor”) and KeyBank National Association, in its capacity as Administrative Agent under that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”). All of the defined terms in the Credit Agreement are incorporated herein by reference.
The New Guarantor desires to become a “Guarantor” under the Credit Agreement and the Pledgor desires to grant to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement), a continuing security interest in, and a right to set off against, any and all right, title and interest of such Pledgor in and to all of the Equity Interests of the New Guarantor owned by such Pledgor.
Accordingly, the New Guarantor and the Pledgor hereby agree as follows with the
Administrative Agent, for the benefit of the holders of the Secured Obligations:
1. The New Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Guarantor will become a party to the Credit Agreement and a Guarantor for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph
1, the New Guarantor hereby jointly and severally together with the other Guarantors, guarantees to each
Lender, each Affiliate of a Lender party to a Swap Contract or Treasury Management Agreement with a Loan Party and the Administrative Agent, as provided and subject to the limitations set forth in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
2. The Pledgor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the Pledgor hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in any and all right, title and interest of the Pledgor in and to the Equity Interests identified on Schedule 1 and all other Collateral (as defined in the Pledge Agreement) of the Pledgor to secure the prompt payment and performance in full when due, whether by acceleration, mandatory prepayment or otherwise, of the Secured Obligations.
3. The New Guarantor hereby represents and warrants to the Administrative Agent that (a) its exact legal name is shown on the signature page hereto and (b) set forth on Schedule 2 is (i) the U.S. tax payer identification number of the New Guarantor as of the date hereof and (ii) the jurisdiction of organization for such New Guarantor.
4. The address of the New Guarantor for purposes of all notices and other communications is the same as the Borrower and Guarantors as set forth on Schedule 11.02 of the Credit Agreement.
5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission (e.g.,
.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the New Guarantor and the Pledgor have caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.
[NEW GUARANTOR]
By:
Name:
Title:
[PLEDGOR]
By:
Name:
Title:
Acknowledged and accepted:
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

SCHEDULE 1
EQUITY INTERESTS

SCHEDULE 2
TAXPAYER IDENTIFICATION NUMBER; JURISDICTION OF ORGANIZATION

EXHIBIT H
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the
Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item
1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

3. Borrower: PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership.
4. Administrative Agent: KeyBank National Association, as the administrative agent under the
Credit Agreement
5. Credit Agreement: Credit Agreement, dated as of July 2, 2014, among the Borrower, Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and the Administrative Agent, L/C Issuer and Swing Line Lender
6. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Commitments/ Loans Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%

[7. Trade Date: ]
Effective Date:

, 20
[TO BE INSERTED BY ADMINISTRATIVE AGENT
AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to: ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By
Title:

[Consented to and]2 Accepted:
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent
By:

Title:

[Consented to:]3
KEYBANK NATIONAL ASSOCIATION, as L/C Issuer
By:
Title:

KEYBANK NATIONAL ASSOCIATION, as Swing Line Lender
By:
Title:

[Consented to:]4
PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By: PE-ARC Grocery Center OP GP II, LLC, a Delaware limited liability company, its General Partner
By:
Name:
Title:

2 To be added only if the consent of the Administrative Agent is required by the terms of the Credit
Agreement.
3 To be added only if the consent of the Swing Line Lender and L/C Issuer is required by the terms of the
Credit Agreement.
4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section
881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-
8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of July 2, 2014, among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P., a Delaware limited partnership (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc. (or its successors as permitted therein), the Guarantors identified therein, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent (as amended, restated, extended, refinanced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section
881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

EXHIBIT J
FORM OF PLEDGE AGREEMENT
THIS PLEDGE AGREEMENT (this "Agreement") is entered into as of July 2, 2014 among the parties identified as "Obligors" on the signature pages hereto and such other parties that may become Obligors hereunder after the date hereof (each individually an "Obligor", and collectively the "Obligors") and KEYBANK NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, the "Administrative Agent") for the holders of the Secured Obligations (defined below).
RECITALS
WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "Credit Agreement") among Phillips Edison – ARC Grocery Center Operating Partnership II, L.P. (the “Borrower”), Phillips Edison – ARC Grocery Center REIT II Inc., (the “Parent”), the Subsidiary Guarantors identified therein, the Lenders identified therein and the Administrative Agent, the Lenders have agreed to make Loans upon the terms and subject to the conditions set forth therein;
WHEREAS, as a condition to the making of the Loans, the Borrower and any other owner of Equity Interests of a Subsidiary Guarantor has agreed to pledge 100% of its equity in the Subsidiary Guarantors to secure the Secured Obligations;
WHEREAS, this Agreement is required by the terms of the Credit Agreement.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Definitions.
(a) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms shall have the meanings set forth in the UCC (defined below): Adverse Claim, Financial Asset, Instrument, Investment Company Security, Money, Proceeds, Securities and Securities Account.
(b) In addition, the following terms shall have the meanings set forth below:
“Pledged Equity" means, with respect to each Obligor, (a) 100% of the issued and outstanding Equity Interests of each Subsidiary Guarantor that is directly owned by such Obligor, including the Equity Interests of the Subsidiary Guarantors owned by such Obligor as set forth on Schedule 1(b) hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:
(A) all Equity Interests of each Subsidiary Guarantor representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and
(B) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary Guarantor of an Obligor.
"Secured Obligations" means, without duplication (a) all Obligations and (b) all reasonable out of pocket costs and expenses incurred in connection with enforcement and collection of the Obligations, including the reasonable and documented fees, charges and disbursements of outside counsel; provided, however, that Secured Obligations shall not include any Excluded Swap Obligations.

"UCC" means the Uniform Commercial Code as in effect from time to time in the state of New York, except as such term may be used in connection with the perfection of the Pledged Equity and then the applicable jurisdiction with respect to such affected Pledged Equity shall apply.
2. Grant of Security Interest in the Pledged Equity. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to all of the Pledged Equity and, to the extent not otherwise included, all Proceeds of the foregoing (the “Collateral”), whether now owned or existing or owned, acquired, or arising hereafter acquired.
The Obligors and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that, subject to Section 10 herof, the security interest created hereby in the Collateral constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising.
3. Representations and Warranties. Each Obligor hereby represents and warrants to the
Administrative Agent, for the benefit of the holders of the Secured Obligations, that:
(a) Ownership. Such Obligor is the legal and beneficial owner of its Pledged Equity and has the right to pledge, sell, assign or transfer the same. There exists no Adverse Claim with respect to the Pledged Equity of such Obligor.
(b) Security Interest/Priority. This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Pledged Equity of such Obligor, to the extent such security interest may be created under the UCC and, when properly perfected, shall constitute a valid and perfected, security interest in such Pledged Equity (including all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute Securities), prior to all Liens on the Collateral except for Permitted Liens, to the extent such security interest can be perfected by filing under the UCC. The taking possession in the United States by the Administrative Agent of the certificated securities (if any) evidencing the Pledged Equity and all other Instruments constituting Pledged Equity without any knowledge of an adverse claim will perfect and establish the priority of the Administrative Agent's security interest in all the Pledged Equity, prior to all Liens on the Pledged Equity except for Permitted Liens, evidenced by such certificated securities and such Instruments.
(c) Authorization of Pledged Equity. All Pledged Equity is duly authorized and validly issued, is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.
(d) No Other Equity Interests, Instruments, Etc. As of the Closing Date, no Obligor owns any certificated Equity Interests in the Subsidiary Guarantors that are required to be pledged and delivered to the Administrative Agent hereunder except as set forth on Schedule 1(b) hereto. All such certificated securities have been delivered to the Administrative Agent.
(e) Partnership and Limited Liability Company Interests. Except for Equity Interests that do not constitute Pledged Equity, none of the Pledged Equity (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.
(f) Consents; Etc. Except for (i) the filing or recording of UCC financing statements, (ii) obtaining control to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (iii) such actions as may be required by Laws affecting the offering and sale of securities, and (iv) consents, authorizations, filings or other actions which have been obtained or made on or prior to the Closing Date, no other consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for (A) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC, the granting of control (to the extent required under Section 4(a) hereof)) or (C) the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in this Agreement.
(g) Mergers, Etc. No Obligor has been party to a merger, consolidation or other change in structure or used any tradename in the five years prior to the date such Obligor becomes a party hereto.
4. Covenants. Each Obligor covenants that until such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated, such Obligor shall:
(a) Pledged Equity/Control. Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of an Obligor, all certificates and instruments, if any, constituting Pledged Equity. Prior to delivery to the Administrative Agent, all such certificates and Instruments constituting Pledged Equity shall be held in trust by such Obligor for the benefit of the Administrative Agent pursuant hereto. All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) hereto.
(b) Filing of Financing Statements, Notices, etc. Upon written request of the Administrative Agent, each Obligor shall execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably require (i) to preserve the Administrative Agent’s security interests in the Collateral hereunder, and to perfect and maintain the security interests granted in the Collateral hereunder in accordance with the UCC, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and preserve the Administrative Agent’s rights and interests hereunder.
(c) Issuance or Acquisition of Equity Interests. Not without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Pledged Equity consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.
(d) Each Obligor Remains Liable. Anything herein to the contrary notwithstanding, (i) each Obligor shall remain liable under all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Pledged Equity to the extent set forth therein to perform all of its duties and obligations to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Obligor from any of its duties or obligations under such contracts, agreements or instruments, and (iii) neither the Administrative Agent nor any Lender shall have any obligation or liability under any such contract, agreement or instrument by reason of this Agreement, nor shall the Administrative Agent nor any Lender be obligated to perform any of the obligations or duties of any Obligor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to the Administrative Agent hereunder.

(e) Substitutions or Exchanges. If any Obligor shall at any time be entitled to receive or shall receive any cash, certificate or other property, option or right, upon, in respect of, as an addition to, or in substitution or exchange for any of the Pledged Equity, whether for value paid by such Obligor or otherwise, such Obligor agrees that the same shall be deemed to be Collateral and shall, to the extent otherwise required by this Agreement in the case of Certificated Securities, be delivered directly to the Administrative Agent in each case, accompanied by proper instruments of assignment and powers duly executed by such Obligor in such a form as may be reasonably required by the Administrative Agent, to be held by the Administrative Agent subject to the terms hereof, as further security for the Secured Obligations (except as otherwise provided herein with respect to the application of the foregoing to the Secured Obligations).
(f) No Further Encumbrance. No Obligor shall, directly, indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral except for Permitted Liens and as otherwise permitted by the Credit Agreement; provided that nothing herein shall be construed to prevent the Obligors from making Restricted Payments.
(g) Defense of Pledged Equity. Each Obligor shall at all times reasonably defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral materially adverse to the Administrative Agent's interest in the Collateral as granted hereunder. Each Obligor shall perform all of its material duties, responsibilities and obligations with respect to the Collateral under any document relating thereto, and shall diligently and in good faith, consistent with its ordinary business practices, protect the value of the Collateral.
(h) Change in Corporate Structure or Location. Not, without providing written notice to the Administrative Agent at least 30 days after, change its registered legal name, change its state of organization, be party to a merger or consolidation or change its organizational existence.
5. Authorization to File Financing Statements. Each Obligor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably deem necessary or appropriate in order to perfect and maintain the security interests in the Collateral granted hereunder in accordance with the UCC.
6. Advances. Upon the occurrence and during the continuance of an Event of Default, on failure of any Obligor to perform any of the covenants and agreements contained herein, or in any other Loan Document relating to the Collateral, the Administrative Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any taxes relating to the Collateral, a payment to obtain a release of a Lien or potential Lien on the Collateral, expenditures made in defending against any adverse claim against the Pledged Equity and all other expenditures which the Administrative Agent may reasonably make for the protection of the security hereof on the Collateral or which may be compelled to make by operation of Law. All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the later of (a) the date said amounts are expended and (b) the date such Obligors receive written notice of such expenditure at the Default Rate. No such performance of any covenant or agreement by the Administrative Agent on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any Default or Event of Default. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged, not manifestly erroneous on its face, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
7. Remedies.
(a) General Remedies. If an Event of Default shall occur and is continuing, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations, or by Law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Pledged Equity), and further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, with only such demand and advertisement, notice, hearing or process of law, as may be required by applicable law, at any place and time or times, sell and deliver any or all Pledged Equity held by or for it at public or private sale (which shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker's board or elsewhere, by one or more contracts, in one or more parcels, for Money, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees, to the extent permitted by Law, that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Neither the Administrative Agent's compliance with applicable Law nor its disclaimer of warranties relating to the Pledged Equity shall be considered to adversely affect the commercial reasonableness of any sale. To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least 30 days before the time of sale or other event giving rise to the requirement of such notice. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Obligor further acknowledges and agrees that any offer to sell any Pledged Equity which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a "public sale" under the UCC, notwithstanding that such sale may not constitute a "public offering" under the Securities Act of
1933, and the Administrative Agent may, in such event, bid for the purchase of such securities. The Administrative Agent shall not be obligated to make any sale or other disposition of the Pledged
Equity regardless of notice having been given. To the extent permitted by applicable Law, any holder of Secured Obligations may be a purchaser at any such sale. Subject to the provisions of applicable Law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Pledged Equity by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Law, be made at the time and place to which the sale was postponed, or the Administrative Agent may further postpone such sale by announcement made at such time and place.
(b) Nonexclusive Nature of Remedies. Failure by the Administrative Agent or the holders of the Secured Obligations to exercise any right, remedy or option under this Agreement, any other Loan Document, any other document relating to the Secured Obligations, or as provided by Law, or any delay by the Administrative Agent or the holders of the Secured Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated. To the extent permitted by Law, neither the Administrative Agent, the holders of the Secured Obligations, nor any party acting as attorney for the Administrative Agent or the holders of the Secured Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their bad faith, gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agent and the holders of the Secured Obligations under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the holders of the Secured Obligations may have. To the extent any damage to any such premises is caused by the acts or omissions of the Administrative Agent or any of its Affiliates, agents or representatives, the Administrative Agent shall cause such premises to be repaired to at least the condition thereof prior thereto at no cost to any Obligor.
(c) Retention of Pledged Equity. In addition to the rights and remedies hereunder, the Administrative Agent may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable Law of the relevant jurisdiction, accept or retain the Pledged Equity in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Pledged Equity in satisfaction of any Secured Obligations for any reason.
(d) Deficiency. In the event that the proceeds of any sale, collection or realization of the Pledged Equity are insufficient to pay the Secured Obligations, the Obligors shall be jointly and severally liable for the deficiency together with the costs of collection and the fees, charges and disbursements of counsel retained by the Administrative Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.
8. Rights of the Administrative Agent.
(a) Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:
(i) to demand, collect, settle, compromise, adjust, give discharges and releases with respect to the Collateral, all as the Administrative Agent may reasonably determine;
(ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;
(iii) to defend, settle or compromise any action brought with respect to the Collateral and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;
(iv) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Pledged Equity, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;

(v) execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents with respect to the Collateral that the Administrative Agent may reasonably determine necessary in order to perfect and maintain the security interests in and liens on the Collateral granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;
(vi) institute any foreclosure proceedings with respect to the Collateral that the
Administrative Agent may reasonably deem appropriate;
(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Equity;
(viii) to exchange any of the Pledged Equity upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;
(ix) to vote for a shareholder resolution with respect to, or to sign an instrument in writing, sanctioning the transfer of, any or all of the Pledged Equity into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Equity or any part thereof may be sold pursuant to Section 7 hereof;
(x) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;
(xi) to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;
(xii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; and
(xiii) do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.
This power of attorney is a power coupled with an interest and shall be irrevocable until either (i) such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated, or (ii) following written notice by the Borrower any time after the occurrence of a Security Interest Termination Event. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its bad faith, gross negligence or willful misconduct or as explicitly provided in this Agreement. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Equity.
(b) Assignment by the Administrative Agent. The Administrative Agent may from time to time assign this Agreement and its interests in the Collateral to a successor Administrative Agent appointed in accordance with the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.
(c) The Administrative Agent's Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the
Collateral upon surrendering it or tendering the surrender of it to the Obligors. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Equity in its possession if the Pledged Equity is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Pledged Equity. In the event of a public or private sale of Pledged Equity pursuant to Section 7 hereof, the Administrative Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Equity, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any steps clean, repair or otherwise prepare the Pledged Equity for sale.
(d) Voting and Payment Rights in Respect of the Pledged Equity.
(i) Unless an Event of Default shall have occurred and be continuing, each Obligor may (A) exercise any and all voting and other consensual rights pertaining to the Pledged Equity of such Obligor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement and (B) receive and retain any and all dividends, principal or interest paid in respect of the Pledged Equity to the extent they are allowed under the Credit Agreement; and
(ii) During the continuance of an Event of Default, (A) all rights of an Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of an Obligor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Pledged Equity such dividends, principal and interest payments, and (C) all dividends, principal and interest payments which are received by an Obligor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Obligor, and shall be forthwith paid over to the Administrative Agent as Pledged Equity in the exact form received, to be held by the Administrative Agent as Pledged Equity and as further collateral security for the Secured Obligations.
Notwithstanding the foregoing, the Obligors shall be permitted to make Restricted Payments in accordance with the Credit Agreement.
(e) Releases of Collateral.
(i) If (A) any Collateral or any Subsidiary Guarantor shall be sold, transferred or otherwise disposed of by any Obligor or otherwise released in a transaction permitted by the Credit Agreement, or (B) any Subsidiary of any Obligor shall cease to be a Subsidiary Guarantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby or by any other Collateral Document on such Collateral or the Collateral relating to such Subsidiary Guarantor.
(ii) The Administrative Agent may release any of the Collateral from this Agreement or may substitute any of the Collateral for other Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Collateral not expressly released or substituted, and this Agreement shall continue as a first priority lien on all Collateral not expressly released or substituted.
9. Application of Proceeds. Upon the acceleration of the Obligations pursuant to Section 9.02 of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Pledged Equity, when received by the Administrative Agent or any holder of the Secured Obligations in Money or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 9.03 of the Credit Agreement.
10. Continuing Agreement.
(a) This Agreement shall remain in full force and effect until either (i) such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated, or (ii) following written notice of the Borrower at any time after a Security Interest Termination Event occurs, at which time this Agreement shall be automatically terminated, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Obligors. The Administrative Agent shall, upon the request and at the expense of the Obligors, deliver to the Obligors any Collateral held by the Administrative Agent hereunder, and shall authorize, execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such release of all of its liens and security interests hereunder and the termination of this Agreement.
(b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time (prior to a Security Interests Termination Event) payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.
11. Amendments; Waivers; Modifications, etc. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement; provided that any update or revision to Schedule 1(b) hereof delivered by any Obligor shall not constitute an amendment for purposes of this Section 11 or Section 11.01 of the Credit Agreement.
12. Successors in Interest. This Agreement shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns.
13. Notices. All notices required or permitted to be given under this Agreement shall be in conformance with Section 11.02 of the Credit Agreement
14. Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts of this Agreement by facsimile or other electronic means shall be effective as an original.
15. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

16. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 11.14 and 11.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
17. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
18. Entirety. This Agreement, the other Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.
19. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Equity (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.
20. Joinder. At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Administrative Agent a Joinder Agreement substantially in the form attached as Exhibit G to the Credit Agreement. Immediately upon such execution and delivery of such Joinder Agreement (and without any further action), each such additional Person will become a party to this Agreement as an "Obligor" and have all of the rights and obligations of an Obligor hereunder and this Agreement and the schedules hereto shall be deemed amended by such Joinder Agreement.
21. Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.
Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
OBLIGORS: PHILLIPS EDISON – ARC GROCERY CENTER OPERATING PARTNERSHIP II, L.P.,
a Delaware limited partnership
By:
Name:
Title:

Accepted and agreed to as of the date first above written.
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

SCHEDULE 1(b)
PLEDGED EQUITY
Obligor
Name of Subsidiary
Guarantor
Number of
Shares
Certificate
Number
Percentage Ownership
Pledged

EXHIBIT 4(a)
IRREVOCABLE STOCK POWER
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following Equity Interests of , a corporation: No. of Shares Certificate No.
and irrevocably appoints

its agent and attorney-in-fact to
transfer all or any part of such Equity Interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

By:
Name:
Title: